Exhibit 10.1

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

AIRJOULE, LLC

TABLE OF CONTENTS

		Page
ARTICLE I

DEFINED TERMS

SECTION 1.01.	Definitions	1
SECTION 1.02.	Terms and Usage Generally	14

ARTICLE II

FORMATION AND BUSINESS OF THE COMPANY

SECTION 2.01.	Company Formation and Continuation	15
SECTION 2.02.	Company Name, Office and Registered Agent	15
SECTION 2.03.	Purpose and Powers	16
SECTION 2.04.	Authorized Persons	16
SECTION 2.05.	Term	16

ARTICLE III

MEMBERS

SECTION 3.01.	Members	16
SECTION 3.02.	Powers of Members	16
SECTION 3.03.	Membership Interests	16
SECTION 3.04.	Voting Rights	17
SECTION 3.05.	Liability of Members, Managers, etc.	17
SECTION 3.06.	Compliance	18
SECTION 3.07.	Expenses	18

ARTICLE IV

GOVERNANCE

SECTION 4.01.	Board of Managers	19
SECTION 4.02.	Deadlock	23
SECTION 4.03.	Officers	24
SECTION 4.04.	Annual Operating Budget; Quarterly Forecasts	25
SECTION 4.05.	Business Plan	25

i

ii

SCHEDULES

Schedule A Members, Percentage Interests and Initial Capital Account

Schedule B Initial Managers

Schedule C Initial Officers

EXHIBITS

Exhibit 1 GE Vernova Competitors

Exhibit 2 Additional Non-Competition Terms

iii

This Second AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, dated as of April 25, 2025 (this “Agreement”), of AirJoule, LLC, a Delaware limited liability company (the “Company”), between AirJoule Technologies LLC, a Delaware limited liability company (formerly known as Montana Technologies LLC) (“AIRJ”), and GE Vernova Ventures LLC, a Delaware limited liability company (and formerly known as GE Ventures LLC) (“GE Vernova”). Capitalized terms used herein have their respective meanings as set forth in Section 1.01.

WHEREAS the Company has heretofore been formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. Section 18-101, et seq., as amended from time to time, and any successor to such statute (the “Delaware Act”)) pursuant to the filing of the Certificate of Formation;

WHEREAS the Company, GE Vernova and AIRJ entered into that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of March 3, 2024 (together with all schedules and exhibits thereto, the “A&R LLC Agreement”), to reflect the addition of GE Vernova as an additional member and to reflect other terms and conditions set forth therein; and

WHEREAS AIRJ and GE Vernova, as the sole members of the Company, wish to amend and restate the A&R LLC Agreement to reflect an additional contribution by AIRJ to the Company and to reflect other terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby continue the Company pursuant to and in accordance with the Delaware Act, as provided herein, and hereby agree to amend and restate the A&R LLC Agreement in its entirety, as follows:

ARTICLE I

DEFINED TERMS

SECTION 1.01. Definitions. Unless the context otherwise requires, the terms defined in this Article I shall, for the purposes of this Agreement, have the meanings herein specified.

“AAA” has the meaning set forth in Section 8.03(b).

“Additional Capital Contribution” means any Capital Contributions (other than the Initial Capital Contribution and the Agreed Post-Closing Capital Contribution) effected after the Closing Date.

“Additional Member” has the meaning set forth in Section 3.01.

“Adjusted Capital Account Deficit” means with respect to any Capital Account as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Person’s Capital Account balance shall be:

(a) reduced for any items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and

(b) increased for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g) and 1.704-2(i) (relating to minimum gain).

“Affiliate” means, as to any Person, any other Person that is controlling, controlled by or under common control with such Person. For purposes of this definition, “control” means the power to, directly or indirectly, direct the affairs of a Person by reason of ownership of voting stock, contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings). For the purpose of this Agreement, (a) neither the Company nor any of its controlled Affiliates shall be considered an Affiliate of any Member or any member of the GE Group or the AIRJ Group, unless otherwise specified and (b) neither General Electric Company nor any of its Subsidiaries or Affiliates that comprise GE Aerospace shall be considered an Affiliate of any Member or any member of the GE Group.

“Affiliate Transaction” has the meaning set forth in Section 4.01(h)(viii).

“Agreed Post-Closing Capital Contribution” means (a) the AIRJ First Post-Closing Capital Contribution and (b) additional cash Capital Contributions (excluding, for purposes of this clause (b), the First Post-Closing Capital Contributions including the AIRJ First Post-Closing Capital Contribution) to be made by AIRJ (or, following the GE Match Date, by AIRJ and GE Vernova on an equal basis) following the Closing Date in accordance with Section 5.01(b) in an aggregate amount such that the Agreed Post-Closing Capital Contribution does not exceed the AIRJ Contribution Cap (this clause (b), the “AIRJ Additional Post-Closing Capital Contribution”). For clarity, the parties agree that no such additional Capital Contributions contemplated by clause (b) above were made following the Closing Date and prior to the date hereof.

“Agreement” has the meaning set forth in the preamble hereto.

“AIRJ” has the meaning set forth in the preamble hereto.

“AIRJ Additional Post-Closing Capital Contribution” has the meaning set forth in the definition of Agreed Post-Closing Capital Contribution.

“AIRJ Affiliate Transferee” means any member of the AIRJ Group to which AIRJ Transferred its Membership Interests pursuant to Section 8.02(a).

“AIRJ Capital Recovery Amount” means, from time to time, an amount equal to the sum of (a)  the amount of any AIRJ Additional Post-Closing Capital Contributions (which, for clarity, excludes any portion of the First Post-Closing Capital Contributions, including the AIRJ First Post-Closing Capital Contribution) contributed by AIRJ as of such time, plus (b) any accrued preferred return on any such AIRJ Additional Post-Closing Capital Contributions less (c) the aggregate amounts received by AIRJ pursuant to Section 7.01(a) and Section 7.02(a) as of such time (or received by AIRJ pursuant to Section 7.03). For the purposes hereof, the preferred return shall accrue from the date of each such Capital Contribution through the date of repayment at a rate equal to 9.5% on an after-tax basis (i.e., 9.5% multiplied by a fraction, the numerator of which is one and the denominator of which is one less the Applicable Tax Rate expressed as a decimal number) compounded annually and calculated on the basis of a year of 360 days and charged for the actual number of days elapsed through and including the date of repayment.

“AIRJ Capital Recovery Satisfaction Date” means the earliest date on which both (a) AIRJ shall have made Agreed Post-Closing Capital Contributions in an aggregate amount equal to the AIRJ Contribution Cap and (b) the AIRJ Capital Recovery Amount shall be zero.

“AIRJ Change of Control Transaction” means any of the following transactions pursuant to a bona fide third party offer (by a third party that is not an Affiliate of AIRJ Parent) in a single transaction or a series of related transactions: (a) the sale or issuance of Equity Interests of AIRJ or AIRJ Parent resulting in such third party owning or controlling more than one-half of the combined voting power of AIRJ’s or AIRJ Parent’s, as applicable, securities outstanding immediately after such sale or issuance; or (b) the consummation of a merger or combination (or similar transaction) of AIRJ or AIRJ Parent with or into another Person if more than one-half of the combined voting power of the continuing or surviving Person’s securities outstanding immediately after the merger or combination (or similar transaction) is owned by Persons who were not equity holders or Affiliates of equity holders of AIRJ or AIRJ Parent, as applicable, immediately before the merger.

“AIRJ Closing Date Capital Contribution” means the initial Capital Contribution in an amount equal to $10,000,000 by AIRJ on the Closing Date, of which (a) $5,000,000 was funded from cash on hand at AIRJ and (b) $5,000,000 was funded from the aggregate purchase price that GE Vernova paid to TEP Montana LLC in exchange for 2024 Units subsequently exchanged for shares of Class A Common Stock of AIRJ Parent, par value $0.0001 per share, pursuant to the Subscription Agreement, dated as of March 4, 2024, by and between TEP Montana LLC and GE Vernova (this clause (b), the “GE Indirect Closing Date Capital Contribution”).

“AIRJ Contribution Cap” means $90,000,000, as such amount may be reduced pursuant to Section 5.03(b).

“AIRJ Equity Interests” means the Equity Interests of AIRJ Parent issued to GE Vernova Parent pursuant to that certain 2024 Unit Subscription Agreement, dated as of March 3, 2024, by and between TEP Montana LLC, a Delaware limited liability company, and GE Vernova Parent.

“AIRJ First Post-Closing Capital Contribution” has the meaning set forth in the definition of First Post-Closing Capital Contributions.

“AIRJ Group” means AIRJ Parent and its Subsidiaries.

“AIRJ Manager” has the meaning set forth in Section 4.01(b).

“AIRJ Parent” means AirJoule Technologies Corporation, a Delaware corporation.

“AirJoule” and “Air2Water Technologies” mean articles of manufacture, compositions of matter, and processes for extraction of water from air in which the water is captured from the air by a sorbent bound to a contactor and released. Such extraction may be, for example, for conditioning air, dehumidification, or generation of potable or ultrapure water. AirJoule and Air2Water Technologies excludes such articles, compositions and processes if the extraction of water from air is incidental to Carbon Capture or capture and release of molecules other than water.

“Annual Operating Budget” has the meaning set forth in Section 4.04(a).

“Applicable Regions” means worldwide excluding Afghanistan, Armenia, Azerbaijan, Bahrain, Bangladesh, Bhutan, Brunei, Cambodia, Federated States of Micronesia, Fiji, Georgia, India, Indonesia, Iraq, Japan, Kazakhstan, Kiribati, Kuwait, Kyrgyzstan, Laos, Lebanon, Malaysia, Maldives, Marshall Islands, Mongolia, Myanmar, Nauru, Nepal, Oman, Pakistan, Palau, Papua New Guinea, People’s Republic of China (including Taiwan, the Macao Special Administrative Regions and Hong Kong), Philippines, Qatar, Republic of Korea, Russia, Saudi Arabia, Singapore, Solomon Islands, Sri Lanka, Tajikistan, Thailand, Tonga, Tuvalu, Turkmenistan, United Arab Emirates, Uzbekistan, Vietnam, Western Samoa, Yemen, the European Union, the European Economic Area, their respective member states, Albania, Bailiwick of Jersey, Bailiwick of Guernsey, Belarus, Bosnia and Herzegovina, British Overseas Territory on the Isle of Cyprus, Faroe Islands, Gibraltar, Greenland, Kosovo, Principality of Andorra, Montenegro, Moldova, Principality of Monaco, Republic of North Macedonia, San Marino, Serbia, the Sovereign Base Areas of Akrotiri and Dhekelia, Vatican City State, Ukraine inclusive of Crimea, Switzerland, Turkey and the United Kingdom.

“Applicable Tax Rate” means the highest combined Federal, state and local income tax rate prescribed for a corporation doing business in the State of New York on January 1st of the applicable calendar year.

“Appraiser” means an independent nationally recognized investment bank or appraiser.

“A&R LLC Agreement” has the meaning set forth in the recitals hereto.

“Board of Managers” or “Board” has the meaning set forth in Section 4.01(a).

“Book Value” means the adjusted basis of any Company property for U.S. federal income tax purposes, except that:

(a)  the initial Book Value of any property contributed by a Member to the Company shall be the gross Fair Market Value of such property at the time of such contribution;

(b)  the Book Value of all of the Company’s property shall be adjusted by the Company to equal the respective gross Fair Market Values of such property as of the following times: (i) immediately before the admission of a new Member to the Company or the acquisition by an existing Member of an additional interest in the Company from the Company; (ii) immediately before the distribution by the Company of money or property to a retiring or continuing Member in consideration for all or a portion of such Member’s interest in the Company; (iii) immediately before the dissolution of the Company; and (iv) such other times permitted by the Treasury Regulations as determined by the Board of Managers; provided, however, that the adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Board of Managers reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c)  the Book Value of any Company property distributed to any Member will be the gross Fair Market Value of the asset on the date of distribution; and

(d)  the Book Values of Company property will be increased (or decreased) to reflect any adjustments to the adjusted basis of the assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that the adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations section 1.704-1(b)(2)(iv)(m); provided that Book Values will not be adjusted pursuant to this clause (d) to the extent the Board of Managers reasonably determines that an adjustment pursuant to clause (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).

The Book Value of the Company’s property shall be adjusted for the Depreciation of such property taken into account in computing Net Profit and Net Loss and for Company expenditures and transactions that increase or decrease the adjusted basis of such property for U.S. federal income tax purposes.

“Business” means collectively, the business of (a) selling, leasing, renting, manufacturing, assembling and providing after-sales servicing of, including maintenance services of, AirJoule and Air2Water Technologies, (b) providing technology management or utilization of the foregoing technologies in any other form (including collecting royalties, subject to applicable U.S. Department of Energy or other Governmental Entity requirements), and (c) researching and developing AirJoule and Air2Water Technologies and producing and selling related products with respect to water capture, water harvesting, HVAC, dehumidification, refrigeration and cooling through the use of AirJoule and Air2Water Technologies, in the case of each of the foregoing clauses (a), (b) and (c), in the Applicable Regions.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in New York, New York are authorized or required by Law to close.

“Business Plan” has the meaning set forth in Section 4.05.

“Capital Account” means the separate account maintained for each Member pursuant to Section 6.01.

“Capital Contribution” means, with respect to any Member, any cash, cash equivalents or the Fair Market Value of other property which such Member contributes to the Company pursuant to pursuant to Article V or the Framework Agreement.

“Carbon Capture” has the meaning ascribed to such term in the Intellectual Property Agreement.

“Cause” has the meaning ascribed to such term in that certain Employment Agreement dated as of the Closing Date between the Company and the President.

“Certificate of Formation” means the Certificate of Formation of the Company filed on January 5, 2024, and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act.

“Chairman” has the meaning set forth in Section 4.01(d).

“Class A Interests” means the Class A limited liability company interests of the Company having the terms and conditions set forth in this Agreement.

“Class B Interests” means the Class B limited liability company interests of the Company having the terms and conditions set forth in this Agreement.

“Closing Date” means March 3, 2024.

“COC Put Notice” has the meaning set forth in Section 8.06(b)(ii).

“COC Put Right” has the meaning set forth in Section 8.06(b)(i).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble hereto.

“Company Covered Person” means, as of any time of determination, (a) any then-current or former Manager and (b) except as otherwise determined by the Board of Managers, any then-current or former officer, employee, representative or agent of the Company or any Subsidiary of the Company.

“Company-Owned IP” means JV IP (as defined in the Intellectual Property Agreement) owned by or exclusively licensed to the Company.

“Contribution Right” has the meaning set forth in Section 5.02.

“Covered Persons” means, collectively, the Company Covered Persons and the Member Covered Persons.

“CPI” means the Consumer Price Index-All Urban Consumers, U.S. city average, All Items (1982-84=100) as published by the United States Department of Labor, Bureau of Labor Statistics. In the event that the United States Department of Labor, Bureau of Labor Statistics discontinues the publication of the present CPI, the index to be used for computing increases will be such index as may be published by any other United States government bureau or department to replace the present CPI.

“Cravath” has the meaning set forth in Section 11.15.

“Deadlock Call” has the meaning set forth in Section 4.02(c).

“Deadlock Call Period” has the meaning set forth in Section 4.02(c).

“Deadlock Commencement Date” has the meaning set forth in Section 4.02(c).

“Deadlock Event” has the meaning set forth in Section 4.02(a).

“Deadlock Notice” has the meaning set forth in Section 4.02(b).

“Deadlock Put” has the meaning set forth in Section 4.02(d).

“Delaware Act” has the meaning set forth in the recitals hereto.

“Depreciation” means, for each fiscal year of the Company or other applicable period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such fiscal year or other period, except that (a) with respect to an asset the Book Value of which differs from its adjusted basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial allocation method” as defined in Treasury Regulations Section 1.704-3(d), Depreciation for such period shall be the amount of the book basis recovered for such period under the rules prescribed in Treasury Regulations Section 1.704-3(d)(2), and (b) if the Book Value of any other asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such fiscal year, Depreciation shall be an amount that bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction allowable for such fiscal year bears to such beginning adjusted tax basis; provided that if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such fiscal year is zero, Depreciation shall be determined with reference to such beginning Book Value using any reasonable method selected by the Board of Managers.

“Designated Individual” has the meaning set forth in Section 6.06(a).

“Disinterested Member” has the meaning set forth in Section 4.01(h)(viii).

“Equity Interest” means, with respect to any Person, such Person’s “securities” as defined in Section 2(1) of the Securities Act and includes such Person’s stock, units, membership interests or other equity interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person’s stock or other equity or equity-linked interests, including phantom stock and stock appreciation rights, but shall exclude any securities that represent only indebtedness for borrowed money and do not include (and are not issued in connection with) equity or equity-linked interests.

“Event Date” has the meaning set forth in Section 8.02(b).

“Excess Cash” means an amount equal to (a) 50% of the total cash and cash equivalents of the Company less (b) solely in the event that the Board of Managers has set a reserve, the amount of such reserve; provided, however, that “Excess Cash” shall not include the proceeds of any Capital Contribution, any Sale of the Company to which Section 7.02 applies or any issuance of Equity Interests, unless otherwise determined by the Board of Managers.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Exit Closing” has the meaning set forth in Section 8.05(a).

“Exit Closing Date” has the meaning set forth in Section 8.05(a).

“Failing Member” has the meaning set forth in Section 5.02.

“Fair Market Value” means, with respect to any property, the fair market value of such property as determined by the Board of Managers, acting in good faith, subject to any appraisal conducted in accordance with the terms of this Agreement; provided that in the case of publicly traded securities, the Fair Market Value shall be based on the closing price of such securities as of the date of determination.

“Field of Use” has the meaning ascribed to such term in the Intellectual Property Agreement.

“First Post-Closing Capital Contributions” means the Capital Contributions in an aggregate amount equal to $10,000,000, of which (a) $5,000,000 was contributed to the Company by AIRJ on February 18, 2025 and funded from cash on hand at AIRJ (this clause (a), the “AIRJ First Post-Closing Capital Contribution”) and (b) $5,000,000 was contributed to the Company by AIRJ on the date hereof and funded from the aggregate purchase price that GE Vernova paid to AIRJ Parent in exchange for shares of Class A Common Stock of AIRJ Parent, par value $0.0001 per share, pursuant to the Subscription Agreement, dated as of April 23, 2025, by and between AIRJ Parent and GE Vernova (this clause (b), the “GE First Post-Closing Capital Contribution”).

“Framework Agreement” means the Joint Venture Formation Framework Agreement dated as of January 25, 2024, by and among, AIRJ, GE Vernova and, solely for the purposes set forth therein, GE Vernova Parent.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

“GE Aerospace” means any of General Electric Company’s businesses other than its GE Renewable Energy, GE Power, and GE Digital businesses.

“GE Capital Recovery Amount” means, from time to time, an amount equal to the sum of (a) the amount of any Capital Contributions contributed by GE Vernova as of such time, (excluding, for clarity, the GE Closing Date Capital Contribution, the GE Indirect Closing Date Capital Contribution and the GE First Post-Closing Capital Contribution for such purpose) plus (b) any accrued preferred return thereon less (c) the aggregate amounts received by GE Vernova pursuant to Section 7.01(a) and Section 7.02(a) as of such time (or received by GE Vernova pursuant to Section 7.03). For the purposes hereof, the preferred return shall accrue from the date of each such Capital Contribution through the date of repayment at a rate equal to 9.5% on an after-tax basis (i.e., 9.5% multiplied by a fraction, the numerator of which is one and the denominator of which is one less the Applicable Tax Rate expressed as a decimal number) compounded annually and calculated on the basis of a year of 360 days and charged for the actual number of days elapsed through and including the date of repayment.

“GE Closing Date Capital Contribution” means the initial Capital Contribution in an amount equal to $100 by GE Vernova on the Closing Date.

“GE First Post-Closing Capital Contribution” has the meaning set forth in the definition of First Post-Closing Capital Contributions.

“GE Group” means GE Vernova Parent and its Subsidiaries.

“GE Indirect Closing Date Capital Contribution” has the meaning set forth in the definition of AIRJ Closing Date Capital Contribution.

“GE IP Demands” means all amounts paid or payable to General Electric Company or any of its Affiliates arising out of any claims, suits, proceedings, judgments, liability, damages, settlements, demands, fines or expenses (including any royalty payable in connection with a license of Intellectual Property), arising solely from the Company’s infringement, misappropriation or other violation of Intellectual Property that is both (a) directed to or used in Water Capture by General Electric Company or any of its Affiliates as of the GE Vernova Spin-Off Date and (b) conceived or reduced to practice as of the Closing Date and controlled by General Electric Company or any of its Affiliates.

“GE Manager” has the meaning set forth in Section 4.01(b).

“GE Match Date” has the meaning set forth in Section 5.03(b).

“GE Vernova” has the meaning set forth in the preamble hereto.

“GE Vernova Affiliate Transferee” means any member of the GE Group to which GE Vernova Transferred its Membership Interests pursuant to Section 8.02(a).

“GE Vernova Competitor” means those entities set forth on Exhibit 1 attached hereto and such other Persons whose primary business competes with GE Vernova, taken as a whole, and that GE Vernova identifies in writing to AIRJ and AIRJ consents to (such consent not to be unreasonably withheld) from time to time (an “Update Notice”) (provided that GE Vernova shall not deliver to AIRJ more than one Update Notice during any calendar year).

“GE Vernova Parent” means GE Vernova Inc., a Delaware corporation (formerly known as GE Vernova LLC, a Delaware limited liability company).

“GE Vernova Spin-Off Date” means April 2, 2024.

“General Electric Company” means General Electric Company, a New York corporation.

“Governmental Entity” means any government, court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority.

“Group” means (a) with respect to any member of the GE Group, the GE Group and (b) with respect to any member of the AIRJ Group, the AIRJ Group.

“Holland & Knight” has the meaning set forth in Section 11.15.

“Immediate Family” means with respect to any individual, such individual’s spouse, parents, parents-in-law, brothers, brothers-in-law, sisters, sisters-in-law, children (natural or adopted), stepchildren, grandchildren, nieces, and nephews but no other members of the individual’s extended family. In addition, “Immediate Family” with respect to any individual shall mean and include any trust or pension plan for the benefit of such individual or such individual’s Immediate Family.

“Imputed Underpayment Obligation” has the meaning set forth in Section 6.06(d).

“Initial Capital Contribution” means in (a) the case of AIRJ, the AIRJ Closing Date Capital Contribution, and (b) in the case of GE Vernova, the GE Closing Date Capital Contribution.

“Initial Deadlock Meeting” has the meaning set forth in Section 4.02(b).

“Intellectual Property Agreement” means the Intellectual Property Agreement dated as of March 3, 2024, among AIRJ, GE Vernova Parent and the Company.

“Interested Affiliated Persons” has the meaning set forth in Section 4.01(h)(viii).

“Interested Member” has the meaning set forth in Section 4.01(h)(viii).

“IRS” means the U.S. Internal Revenue Service.

“Joinder Agreement” means an agreement, in form and substance satisfactory to the Company, confirming the agreement of a Person to be bound by the terms and provisions of this Agreement.

“Laws” means all multinational, federal, national, state, provincial, municipal and local laws (including common and civil law), treaties, statutes, acts, codes, ordinances, directives, resolutions (ministerial or other), by-laws, rules, regulations, implementing rules or regulations or other requirements enacted, adopted, promulgated, applied or interpreted by any Governmental Entity, in each case, having the force of law.

“Licensable Jurisdiction” means, with respect to the grant of any license under a Party’s Intellectual Property (as such term is defined in the Intellectual Property Agreement), any jurisdiction throughout the world in which such Party has the legal authority or right to grant such license without incurring obligations under, or breaching the terms of, any agreement with a Third Party.

“Lien” means any mortgage, pledge, lien, charge, encumbrance, security interest or other restriction of any kind or nature, whether based on common law, statute or contract.

“Manager” has the meaning set forth in Section 4.01(b).

“Master Services Agreement” means, collectively, (a) the Master Services Agreement, including the initial statements of work attached thereto, dated as of the Closing Date, by and between AIRJ and the Company and (b) the Master Services Agreement, including the initial statements of work attached thereto, dated as of the Closing Date, by and between GE Vernova Parent and the Company.

“Member” means GE Vernova, AIRJ and any Additional Member until GE Vernova, AIRJ or such Additional Member, as applicable, ceases to be a Member of the Company in accordance with the terms of this Agreement.

“Member Covered Person” means, as of any time of determination, (a) any then-current or former Member, (b) any Affiliate of a then-current or former Member, or (c) any then-current or former officer, manager, director, equityholder, partner, member, employee, representative or agent of a then-current or former Member or any of their respective Affiliates; provided that neither the Company nor its Subsidiaries shall be a Member Covered Person.

“Membership Interests” means the Class A Interests, the Class B Interests and any other membership interests in the Company as determined by the Board of Managers from time to time.

“Net Profit” or “Net Loss”, as the case may be, mean the income and loss of the Company as determined in accordance with the accounting methods followed by the Company for U.S. federal income tax purposes in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication): including income exempt from tax and described in Section 705(a)(1)(B) of the Code, treating as deductions items of expenditure described in, or under Treasury Regulations deemed described in, Section 705(a)(2)(B) of the Code, treating as an item of gain (or loss) any increase (or decrease) in the Book Value of the Company’s property under (b), (c) or (d) of the definition of Book Value, and excluding any items of income, gain, loss or deduction allocated pursuant to Section 6.02(b). For purposes of computing Net Profit, Net Loss and items specially allocated pursuant to Sections 6.02(b) and 6.02(c), gain (or loss) with respect to the Company’s property shall be computed with reference to its Book Value rather than to its adjusted basis for U.S. federal income tax purposes, and in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account Depreciation computed in accordance with the definition of Depreciation.

“Non-Failing Member” has the meaning set forth in Section 5.02.

“OFAC” has the meaning set forth in Section 3.06(b).

“Partnership Representative” has the meaning set forth in Section 6.06(a).

“Party” means either GE Vernova or AIRJ.

“Percentage Interest” means, with respect to any Member as of a date, the percentage set forth as such opposite such Member’s name on Schedule A.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity, and shall include any successor (by merger or otherwise) of such entity.

“President” has the meaning set forth in Section 4.03(a).

“Push-Out Election” has the meaning set forth in Section 6.06(b).

“Regulatory Allocations” has the meaning set forth in Section 6.02(c).

“Regulatory Change” means any change in applicable Laws (including but not limited to tax laws, securities laws, sanctions, export control or other governmental regulations) that, in the good faith determination of GE Vernova, has a material adverse effect on its reputation or the economic or legal rights of GE Vernova or any Affiliate thereof as a result of GE Vernova’s ownership of the Company’s Equity Interests and its status as a Member hereunder, or that would materially and adversely affect the ability of GE Vernova or any Affiliate thereof to conduct its respective business.

“Regulatory Put Notice” has the meaning set forth in Section 8.06(a)(ii).

“Regulatory Put Right” has the meaning set forth in Section 8.06(a)(i).

“Related Party” means with respect to any Person, (a) any Person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person, (b) any Person who is a member of the Immediate Family of such Person, or (c) any Person in which such Person or one or more members of the Immediate Family of such Person has a five percent (5%) or more beneficial interest (whether an initial, residual or contingent interest) or as to which such Person serves as a managing member, general partner, trustee or in a similar fiduciary or management capacity. A Person shall be deemed to control a Person if it and/or any member of the Immediate Family of such Person owns, directly or indirectly, at least five percent (5%) of the beneficial interest in such Person (whether an initial, residual or contingent interest) or otherwise has the power to direct the management, operations or business of such Person. The term “beneficial owner” is to be determined in accordance with Rule 13d-3 promulgated by the SEC under the Securities Exchange Act of 1934. Notwithstanding the foregoing, a Subsidiary shall not be considered a Related Party of any Person solely on account of such Person’s ownership interest in the Company.

“Restricted Business” means engaging in the activities set forth in clause (a) of the definition of “Business” in the Applicable Regions; provided that Restricted Business shall not include providing maintenance services with respect to products sold in compliance with Section 10.05(a).  For the avoidance of doubt, Section 10.05(a) shall not restrict the location of manufacturing of AirJoule and Air2Water Technologies products as long as such products are sold, leased or rented in compliance with Section 10.05(a).

“Restricted Period” has the meaning set forth in Section 10.05(a).

“Rules” has the meaning set forth in Section 8.03(b).

“Sale of the Company” means any transaction or series of related transactions with a Person or group of Persons acting in concert, pursuant to which such Person or Persons acquire (i) more than 50% of the issued and outstanding Equity Interests (other than a bona fide financing for capital raising purposes) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis (in either case, whether by merger, consolidation, sale, exchange, issuance, Transfer or redemption of the Company’s Equity Interests, by sale, exchange or Transfer of the Company’s consolidated assets or otherwise). For clarity, a transaction will not constitute a Sale of the Company if its sole purpose is to change the jurisdiction of formation of the Company or to create a holding company of the Company that will be owned in the same proportions as the holders of the issued and outstanding Membership Interests immediately prior to such transaction.

“SEC” means the United States Securities and Exchange Commission.

“Second Meeting” has the meaning set forth in Section 4.01(e).

“Section 704(c) Property” has the meaning set forth in Section 1.704-3(a)(3)(i) of the Treasury Regulations.

“Securities Act” means the United States Securities Act of 1933.

“Subsidiary” of any Person means a corporation, partnership, limited liability company, trust, joint venture or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority of such Person) are or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, limited liability company, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right to make decisions for such entity is, in the case of clause (i) or (ii), now or hereafter owned or controlled, directly or indirectly, by such Person (either alone or through or together with any other Subsidiary of such Person).

“Tax Distribution” has the meaning set forth in Section 7.03.

“Tax Return” means all tax returns, declarations, statements, reports, schedules, forms and information returns and statements relating to taxes, including any schedules and attachments thereto and any amendments thereof, in each case required or permitted to be filed with any Taxing Authority.

“Taxable Year” means the Company’s accounting period for U.S. federal income tax purposes determined pursuant to Section 6.10(b).

“Taxing Authority” means any federal, state or local, domestic or foreign Governmental Entity exercising regulatory authority in respect of taxes.

“Termination Date” has the meaning set forth in Section 11.14(a).

“Third Meeting” has the meaning set forth in Section 4.01(e).

“Third Party” means a Person other than the Parties and their respective Affiliates.

“Transaction Agreements” means this Agreement, the Intellectual Property Agreement, the Framework Agreement and the Master Services Agreement.

“Transfer” has the meaning set forth in Section 8.01.

“Treasury Regulations” means the Treasury regulations, including proposed or temporary Treasury regulations, promulgated under the Code.

“Water Capture” means harvesting water from atmospheric air by a sorbent.

SECTION 1.02. Terms and Usage Generally. All references herein to an “Article”, “Section” or “Schedule” shall refer to an Article or a Section of, or a Schedule to, this Agreement, unless the context requires otherwise. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereto”, “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent in writing and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. A reference to any legislation or to any provision of any legislation will include any modification, amendment or re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation. References to a Person are also to its permitted successors and assigns.

ARTICLE II

FORMATION AND BUSINESS OF THE COMPANY

SECTION 2.01. Company Formation and Continuation.

(a)  The Company was formed as a Delaware limited liability company pursuant to the provisions of the Delaware Act by filing the Certificate of Formation with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, the powers of the “authorized person” who executed the Certificate of Formation as “authorized person” within the meaning of the Delaware Act ceased. Except as expressly provided herein to the contrary, the rights and obligations of the Members, and the administration and termination of the Company, shall be governed by the Delaware Act.

(b)  Formation. The Company shall continue as a Delaware limited liability company under the Delaware Act for the purposes and upon the terms and conditions set forth herein. This Agreement amends and restates the A&R LLC Agreement in its entirety. Upon the effectiveness of this Agreement, the Members shall continue to be those listed on Schedule A. The Members hereby (i) approve and ratify the filing of the Certificate of Formation; (ii) confirm and agree to their status as Members; and (iii) execute this Agreement for the purpose of establishing the rights, duties and relationship of the Members. The rights and obligations of the Members, and the administration and termination of the Company, shall be as provided in the Delaware Act, except as otherwise expressly provided in this Agreement. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Delaware Act, the terms and conditions contained in this Agreement shall govern.

SECTION 2.02. Company Name, Office and Registered Agent. The name of the Company shall be “AirJoule, LLC”. The registered agent for service of process is, and the mailing address for the registered office of the Company in the State of Delaware is as set forth in the Certificate of Formation. The specified office and place of business of the Company shall be as determined by the Board of Managers. Such name, agent and mailing address, and registered office and place of business may be changed from time to time by the Board of Managers, in accordance with applicable Laws.

SECTION 2.03. Purpose and Powers. The Company has been formed for the object and purpose of, and the nature of the business to be conducted by the Company is, engaging in the Business. The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in this Section 2.03.

SECTION 2.04. Authorized Persons. Each officer of the Company (and any agent as may from time to time be designated by any officer of the Company for such purpose) is hereby designated as an authorized person, within the meaning of the Delaware Act, to act individually or collectively, solely in connection with executing, delivering and causing to be filed, if and when approved by the Board of Managers (other than in the case of an amendment to change the name of the Company, which shall be subject to approval in accordance with Section 2.01), any amendments to, or restatements of, the Certificate of Formation adopted in accordance with the terms of this Agreement and, if and when approved by the Board of Managers, any other certificates (and any amendments or restatements thereof) permitted or required to be filed with the Secretary of State or that are necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

SECTION 2.05. Term. The term of the Company commenced the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware, and shall continue perpetually unless the Company is dissolved pursuant to Section 10.01.

ARTICLE III

MEMBERS

SECTION 3.01. Members. AIRJ was the initial Member prior to the date of the A&R LLC Agreement, and GE Vernova was admitted as a Member upon entry into the A&R LLC Agreement. AIRJ and GE Vernova shall remain the sole Members of the Company upon the effectiveness of this Agreement. After the date of this Agreement, a Person shall only be admitted as a Member (such Person, an “Additional Member”) if such Person is (x) a permitted transferee of Membership Interests in accordance with Article VIII or (y) issued Membership Interests in accordance with this Agreement.

SECTION 3.02. Powers of Members. Members shall not have the authority to transact any business in the Company’s name or bind the Company by virtue of their status as Members.

SECTION 3.03. Membership Interests. (a) The Membership Interests shall for all purposes be personal property in accordance with Section 18-701 of the Delaware Act. No Member shall have any interest in specific Company assets, including any assets contributed to the Company by such Member as part of any Capital Contribution. Each Member waives any and all rights that it may have to maintain an action for partition of the Company’s property.

(b)  The total Membership Interests or other Equity Interests that the Company shall have the authority to issue is unlimited. The Company may issue Class A Interests, Class B Interests or other Equity Interests of the Company (including creating additional classes or series thereof having such powers, designations, preferences and rights as may be determined by the Board of Managers) as the Board of Managers may reasonably determine, subject to compliance with the provisions of this Agreement. Notwithstanding anything to the contrary herein, no holder of Class A Interests (other than any Affiliate of the AIRJ Group) or Class B Interests (other than any Affiliate of the GE Group) shall be entitled to receive any amount in respect of such Equity Interests pursuant to Section 7.01(a) or 7.02(a).

SECTION 3.04. Voting Rights. The Members holding Membership Interests shall vote together as a single class on all matters on which they are specifically entitled to vote pursuant to this Agreement, except as expressly provided herein. Each Member holding Membership Interests shall have voting power in proportion to such Member’s Percentage Interest attributable to the Membership Interests held by such Member as compared to the Percentage Interest attributable to the Membership Interests of all Members entitled to vote. The Company shall provide written notice to all Members of any meeting at which a vote will be held at least five Business Days prior thereto. Any action permitted or required to be taken by the Members may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by Members holding not less than the minimum Percentage Interest that would be necessary to take such action in accordance with the terms of this Agreement. Written notice of any such action by written consent shall be provided to all Members within five Business Days of such action.

SECTION 3.05. Liability of Members, Managers, etc.

(a) None of the Members or Managers shall have any personal liability for the debts, obligations or liabilities of the Company except to the extent required under the Delaware Act.

(b)  To the fullest extent permitted by applicable Laws (including Section 18-1101 of the Delaware Act), none of the Members or Managers shall be liable, including under any fiduciary duty or other theory of liability, to the Company or any other Member or Manager for any loss, liability, damage or claim incurred by reason of any act or omission performed or omitted by such Member or Manager in good faith on behalf of the Company, except for any act taken by a Member or Manager purporting to bind the Company that has not been authorized pursuant to this Agreement or the gross negligence, fraud or willful misconduct of such Member or Manager. A Member or Manager shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters which such Member or Manager reasonably believes are within such Person’s professional or expert competence.

(c)  This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Member or Manager. Furthermore, each of the Members, the Managers and the Company hereby waives any and all duties not expressly set forth herein to the fullest extent permitted by applicable Laws, including the Delaware Act (other than the implied covenant of good faith and fair dealing), that, absent such waiver, may be implied or imposed by applicable Laws, and, in doing so, acknowledges and agrees that the duties and obligations of each Member and Manager to each other and to the Company are only as expressly set forth in this Agreement and in the other Transaction Agreements. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Member or a Manager otherwise existing at Law or in equity, are agreed by the Members and the Managers to replace such other duties and liabilities of such Member or Manager, as applicable, to the fullest extent permitted by applicable Laws.

(d)  Subject to Section 10.05(a), GE Vernova, AIRJ and their respective Affiliates shall have the right: (i) to directly or indirectly engage in any business; and (ii) directly or indirectly do business with any client, licensor or customer of the Company or any of its Subsidiaries.

SECTION 3.06. Compliance. Each Member and the Company covenants and agrees that, with respect to any actions taken in connection with this Agreement or the Company, neither the Member nor any of their officers, directors, employees, or other Persons acting for or on behalf of the Member shall:

(a)  give, offer, or promise anything of value to any government official, or to any other Person if it has reason to believe that all or a part of such thing of value will be provided to a government official, for the purpose of: (i) influencing any act or decision of such government official in his or her official capacity; (ii) inducing such government official to do or omit to do any act in relation to his or her lawful duty; (iii) securing any improper advantage; or (iv) inducing such government official to influence or affect any act or decision of any Governmental Entity, in each case in order to assist the Member or the Company in obtaining or retaining business for or with, or in directing business to, the Member, the Company, or any other Person;

(b)  engage in any business activities with or for the benefit of, or will use any amounts payable under this Agreement for the purposes of financing or facilitating the activities of, any Persons or countries that are the subject or target of sanctions, including, but not limited to, (i) any Person listed on the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), (ii) the government of, or any Person resident in or organized under the Laws of, any country or territory subject, from time to time, to comprehensive, country-wide economic sanctions administered or enforced by OFAC (currently, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria), or (iii) any Person owned or controlled by any Person described in clauses (i) and (ii), in each case in violation of economic sanctions regulations maintained and enforced by OFAC or the U.S. Department of Commerce’s Bureau of Industry and Security, and any regulations thereunder; or

(c)  otherwise take any action in violation of, or that would cause the other Member to be in violation of, the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or any other applicable anti-corruption, anti-money laundering or anti-bribery Law, all as amended, economic sanctions regulations maintained and enforced by OFAC or the U.S. Department of Commerce’s Bureau of Industry and Security, and any regulations thereunder. The Company shall adopt and maintain compliance policies (the “Compliance Policies”) substantially similar in all material respects to the GE Spirit & Letter Policies. The Chief Financial Officer shall be responsible for managing the Compliance Policies. The Company shall conduct regular training on the Compliance Policies and shall monitor compliance with the Compliance Policies.

SECTION 3.07. Expenses. Except as otherwise expressly provided in this Agreement, the Transaction Agreement or other agreement between one or more Members and the Company, all costs and expenses (including fees, expenses and disbursements of legal counsel, accountants and other advisors) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses; provided that the Company shall be responsible for all costs and expenses related to the business, operations and activities of the Company (including taxes, insurance, financing costs, and fees, expenses and disbursements of legal counsel, accountants and other advisors retained by the Company, and any costs and expenses associated with the preparation and distribution of any reports to the Members).

ARTICLE IV

GOVERNANCE

SECTION 4.01. Board of Managers. (a) The Company shall have a board of managers (the “Board of Managers” or the “Board”). The Members hereby designate the Board of Managers as the managers (within the meaning of the Delaware Act) of the Company, with exclusive rights and responsibilities to direct the business of the Company. The Board of Managers shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by managers under the laws of the State of Delaware.

(b)  The Board of Managers shall be comprised of four members (each, a “Manager”), two of whom shall be appointed by GE Vernova (each Manager appointed under this Agreement by GE Vernova, a “GE Manager”) and two of whom shall be appointed by AIRJ (each Manager appointed under this Agreement by AIRJ, an “AIRJ Manager”).

(c)  The initial Managers are identified on Schedule B. Thereafter, any Manager may be removed at any time with or without cause by the Member that appointed such Manager. A Manager shall hold office until his or her successor is appointed or until his or her earlier death, resignation or removal. If at any time a vacancy is created on the Board of Managers by reason of the incapacity, death, removal or resignation of any Manager, the Member that appointed such Manager shall appoint an individual to fill such vacancy.

(d)  From time to time, the Board of Managers shall designate a Manager to act as the Chairman of the Board of Managers (the “Chairman”). The initial Chairman was designated by AIRJ as Matthew B. Jore on the Closing Date pursuant to the A&R LLC Agreement and remains the Chairman as of the date of this Agreement. The Chairman, in such capacity, shall not have the authority or power to act for or on behalf of the Company, to perform any act that would be binding on the Company or to make any expenditure or incur any obligation on behalf of the Company or authorize any of the foregoing.

(e)  Any Manager may attend a meeting of the Board of Managers in person, by telephone or by any other electronic communication device. With respect to each item of business properly presented to the Board of Managers at any meeting of the Board of Managers, the presence, in person or by proxy, of the number of Managers required to approve such item shall constitute a quorum; provided that, in the event that the foregoing quorum requirement is not satisfied at a meeting of the Board of Managers called in accordance with this Agreement, the Managers present, in person or by proxy, at such meeting shall have the right to call a second meeting of the Board of Managers (a “Second Meeting”) in accordance with Section 4.01(f) solely with respect to a vote on the items of business presented at the initial meeting to be held five Business Days thereafter at the same time and place; provided further, that, in the event that the foregoing quorum requirement is not satisfied at the Second Meeting, the Managers present, in person or by proxy, at such meeting shall have the right to call a third meeting of the Board of Managers (a “Third Meeting”) in accordance with Section 4.01(f) solely with respect to a vote on the items of business presented at the initial meeting to be held five Business Days thereafter at the same time and place, and at such Third Meeting there shall be no quorum requirement with respect to such items of business. A Manager entitled to vote at any meeting of the Board of Managers may authorize another Person, including another Manager, to act in place of that Manager by proxy. The Board of Managers may act without a meeting, without prior notice and without a vote if consented to, in writing or by electronic transmission, by Managers having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all Managers entitled to vote thereon were present and voted. Written notice of any such action shall be provided to all Managers within two Business Days of such action.

(f)  The Board of Managers shall meet no less frequently than once during each fiscal quarter at a time and place to be determined by the Board of Managers. In addition, any Manager may at any time call a meeting of the Board of Managers by complying with the procedures set forth in this Section 4.01(f). Written notice of any meeting of the Board of Managers, stating the date, time and location of such meeting, shall be given to all Managers by the Chairman or other Managers calling such meeting at least five Business Days prior to the date of the meeting, unless such notice requirement is waived by each Manager not receiving adequate notice or by the attendance or participation of such Manager in a meeting without objecting, prior thereto or at the commencement thereof, to the lack of adequate notice. The business that may be conducted at any meeting of the Board of Managers shall be limited to that set forth in such written notice or in any other written notice provided by any Manager to all the other Managers at least five Business Days prior to the date of such meeting proposing business to be conducted thereat.

(g)  At any meeting of the Board of Managers, any action taken by the Board of Managers shall require the approval of a majority of the Board of Managers then in office. Each Manager (including the Chairman) shall be entitled to one vote.

(h)  Each of the following actions of the Company or any Subsidiary thereof shall require the approval of the Board of Managers:

(i)  effecting (x) any distribution by the Company or any Subsidiary thereof to the Members (other than any distribution that is made in accordance with Article VII) or (y) any direct or indirect redemption, repurchase, retirement or other acquisition for value by the Company or any Subsidiary thereof of any Membership Interests or other Equity Interests of the Company;

(ii)  the issuance of any Equity Interests of the Company or any Subsidiary thereof (other than issuances by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company) or admitting any Additional Members;

(iii)  amending or modifying any of the provisions of this Agreement, or consenting to or taking any act in contravention of this Agreement;

(iv)  the approval of, and any modifications or amendments to, the Business Plan or any Annual Operating Budget;

(v)  the appointment or removal of the President or any other officer of the Company;

(vi)  any capital expenditure, other than capital expenditures reflected in the Business Plan or the Annual Operating Budget then in effect;

(vii)  the borrowing of money or the incurrence of other indebtedness, the provision of any guarantee or the grant of any Lien on any assets of the Company or any Subsidiary thereof, other than borrowing of money or incurrence of other indebtedness other than pursuant to the Annual Operating Budget;

(viii)  the entry into, modification, termination or waiver of any agreement or other transaction (each, an “Affiliate Transaction”) between the Company or any of its Affiliates, on the one hand, and a Member, any member of its Group or any of its or their Related Parties (including any such Person’s managers, directors, officers or partner members), on the other hand (such Member, the “Interested Member” and, together with any Related Party thereof who is a party to such Affiliate Transaction, the “Interested Affiliated Persons”; and the other Member, the “Disinterested Member”);

(ix)  the making of (x) any acquisition (including by merger) of the capital stock or other Equity Interests or assets of any other Person (other than any Subsidiary of the Company) or business, or division thereof or (y) any loans, capital contributions or advances to any Person (other than any Subsidiary of the Company);

(x)  the sale of any assets of the Company or any Subsidiary thereof other than sales of inventory in the ordinary course of business;

(xi)  the entry into any joint venture or partnership;

(xii)  the taking of any action that would give rise to the bankruptcy or insolvency of the Company or any Subsidiary thereof;

(xiii)  dissolving the Company or any Subsidiary thereof;

(xiv)  the changing of the accounting policies, procedures, classifications or estimation methodologies of the Company or any Subsidiary thereof from those in effect on the date of this Agreement, in each case, other than to the extent required by GAAP;

(xv)  effect any (w) license, sub-license, assignment or other agreement with any third party pursuant to which the Company’s intellectual property would be licensed, assigned, transferred or otherwise made available to (A) any third party outside of non-exclusive licenses or sub-licenses granted in the ordinary course of business in connection with the Business or (B) without limiting the foregoing, any third party that engages in, or to any third party for the purpose of engaging in, Carbon Capture, (x) merger, consolidation, reorganization, recapitalization or similar transaction involving the Company or any Subsidiary thereof, (y) transaction in which members of the GE Group and the AIRJ Group cease to own, directly or indirectly, in the aggregate at least a majority of the voting power of the Company and a majority of the Membership Interests or (z) Sale of the Company;

(xvi)  engaging any accountant or legal counsel for the Company or changing or terminating any accountant or legal counsel;

(xvii)  instituting legal action or proceedings or otherwise bring or prosecute any claim or settle any claim, in each case outside of the ordinary course of business of the Company;

(xviii)  amending, modifying or terminating the Compliance Policies;

(xix)  entering into or amending, modifying or terminating any contract or other agreement which is not in the ordinary course of the business, except as contemplated by the Business Plan or the Annual Operating Budget then in effect;

(xx)  grant any general power of attorney or other unlimited authority to act on behalf or in the name of the Company or any of its Subsidiaries; and

(xxi)  authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(i)  The Members acknowledge and agree that the only Affiliate Transactions that are in effect as of the Closing Date are (i) the Framework Agreement, as to which, with respect to the rights and obligations of GE Vernova and its Affiliates thereunder, AIRJ shall be the Disinterested Member and GE Vernova and its Affiliates shall be the Interested Affiliated Persons, and, with respect to the rights and obligations of AIRJ thereunder, GE Vernova shall be the Disinterested Member and AIRJ and its Affiliates shall be the Interested Affiliated Persons, (ii) the Intellectual Property Agreement, as to which, with respect to the rights and obligations of GE Vernova and its Affiliates thereunder, AIRJ shall be the Disinterested Member and GE Vernova and its Affiliates shall be the Interested Affiliated Persons, and, with respect to the rights and obligations of AIRJ thereunder, GE Vernova shall be the Disinterested Member and AIRJ and its Affiliates shall be the Interested Affiliated Persons, and (iii) the Master Services Agreement, as to which, with respect to the rights and obligations of GE Vernova and its Affiliates thereunder, AIRJ shall be the Disinterested Member and GE Vernova and its Affiliates shall be the Interested Affiliated Persons, and, with respect to the rights and obligations of AIRJ thereunder, GE Vernova shall be the Disinterested Member and AIRJ and its Affiliates shall be the Interested Affiliated Persons.

(j) Notwithstanding anything in this Agreement to the contrary, in the case of any Affiliate Transaction, all of the following determinations and conduct of the Company and its Subsidiaries with respect to the same shall be made by the Disinterested Member, acting directly or through the Managers appointed by it, unilaterally, without the need for the consent or approval of, or consultation with, the Interested Member or the Managers appointed by it:

(i)  any determinations with regard to the action the Company (or any of Subsidiary thereof) may take as a consequence of the actions or omissions of the applicable Interested Affiliated Person under or with respect to such Affiliate Transaction, including any determination as to whether such Interested Affiliated Person is in default or breach thereunder and including any determination to withhold or delay performance of any obligations of the Company (or any Subsidiary thereof) thereunder;

(ii)  if such Interested Affiliated Person is in default or breach under such Affiliate Transaction, the exercise of any right to terminate the same (or cause any applicable Subsidiary of the Company to terminate the same) and the exercise or enforcement of any other rights and remedies available to the Company (or any applicable Subsidiary thereof) with respect thereto;

(iii) the control of the defense of any claims against the Company (or any Subsidiary thereof) under any contract or agreement governing such Affiliate Transaction and the control of any litigation or proceedings brought by or against the Company (or any Subsidiary thereof) in connection with such Affiliate Transaction; or

(iv)  the exercise of any right or option of the Company (or any Subsidiary thereof) under any contract or agreement governing such Affiliate Transaction.

SECTION 4.02. Deadlock. (a) A “Deadlock Event” shall mean, with respect to any matter requiring approval of the Board of Managers under Section 4.01 (excluding approval of an Annual Operating Budget or a Business Plan, which is governed by Sections 4.04 and 4.05, respectively), if (i) such matter is properly presented at a meeting of the Board of Managers called in accordance with the requirements of this Agreement and (ii) (x) such matter is not approved at such meeting or (y) there is not a quorum with respect to such matter (A) at such meeting and (B) at a Second Meeting of the Board of Managers called in accordance with the requirements of this Agreement at which the same matter is properly presented to the Board of Managers.

(b) Upon the occurrence of a Deadlock Event, either GE Vernova or AIRJ may give written notice (a “Deadlock Notice”) to the other of its desire to have the disputed matter resolved in a meeting between representatives thereof. Within 15 days after delivery of such Deadlock Notice, senior management of GE Vernova and of AIRJ shall meet in person at a mutually acceptable time and place to attempt to resolve the Deadlock Event (the “Initial Deadlock Meeting”). If the Deadlock Event is not resolved within seven days after such Initial Deadlock Meeting, a senior officer of GE Vernova and a senior officer of AIRJ shall meet in person within 15 days after the Initial Deadlock Meeting at a mutually acceptable time and place. All such meetings and negotiations shall be reasonably conducted by the representatives of GE Vernova and AIRJ in a good faith effort to resolve the Deadlock Event in a mutually acceptable manner.

(c)  At any time during the period following the second anniversary of the Closing Date until the earlier of (i) the GE Match Date and (ii) the AIRJ Capital Recovery Satisfaction Date, if any such Deadlock Event relating to any matter described in clause (ii), (v), (vii), (ix), (x), (xi), (xv) or (xvii) of Section 4.01(h) remains unresolved on the 30th day following the Initial Deadlock Meeting (such date, the “Deadlock Commencement Date”), AIRJ shall have the right, beginning on the Deadlock Commencement Date and ending 45 days thereafter (such period, the “Deadlock Call Period”), by written notice to GE Vernova, to require GE Vernova and any GE Vernova Affiliate Transferee to sell to AIRJ all (but not less than all) of GE Vernova’s and any GE Vernova Affiliate Transferee’s Membership Interests at an amount equal to the greater of (i) 110% of the Buyout Fair Market Value of such Membership Interests and (ii) (x) $5,000,000 less (y) the Fair Market Value of the AIRJ Equity Interests (the “Deadlock Call”).

(d)  If AIRJ does not exercise the Deadlock Call during the Deadlock Call Period, GE Vernova shall have the right, during the 45-day period following the Deadlock Call Period, by written notice to AIRJ, to require AIRJ to buy from GE Vernova and any GE Vernova Affiliate Transferee all (but not less than all) of GE Vernova’s and such GE Vernova Affiliate Transferee’s Membership Interests at an amount equal to the greater of (i) 90% of the Buyout Fair Market Value of such Membership Interests and (ii) (x) $5,000,000 less (y) the Fair Market Value of the AIRJ Equity Interests (the “Deadlock Put”). Notwithstanding the foregoing, AIRJ shall not be required to close the Deadlock Put or acquire GE Vernova’s Membership Interests if: (a) the board of directors of AIRJ Parent reasonably determines in good faith, after consultation with a nationally recognized financial advisor, that doing so would not be in the best interests of AIRJ, (b) AIRJ does not have sufficient available cash to both complete the closing of the Deadlock Put and continue to operate in accordance with its business plan or (c) AIRJ would require additional financing in order to pay the Deadlock Put purchase price and such financing is not available on commercially reasonable terms.

(e)  Notwithstanding anything to the contrary in Sections 4.02(c) and 4.02(d), in no event shall the Deadlock Call and the Deadlock Put apply to more than one Deadlock Event per calendar year arising from the same underlying transaction or occurrence.

SECTION 4.03. Officers. (a) The officers of the Company shall include a President (“President”), who will have general and active control of the day-to-day operations and business of the Company. As of the date of this Agreement, the President is Bryan Barton. For the first 18 months after the Closing Date, AIRJ shall be entitled to terminate the employment of the President solely for Cause without the approval of GE Vernova.

(b)  The initial officers of the Company are set forth on Schedule C. The Board of Managers may from time to time appoint and replace individuals to act on behalf of the Company as “officers” or “agents” of the Company (including in those capacities set forth on Schedule C) within the meaning of Section 18-407 of the Delaware Act to conduct the day-to-day management of the Company with such general or specific authority as the Board of Managers may specify. Each officer shall report to the President or the President’s designee.

SECTION 4.04. Annual Operating Budget; Quarterly Forecasts.

(a)  The business of the Company during each fiscal year will be conducted pursuant to an operating budget for such fiscal year (an “Annual Operating Budget”). No later than 90 days prior to the commencement of each subsequent fiscal year, the President shall prepare and submit, or cause to be prepared and submitted, to the Board of Managers for their approval an Annual Operating Budget for such subsequent fiscal year, which Annual Operating Budget shall be in accordance with the then-current Business Plan. If by the first day of such fiscal year, the Annual Operating Budget has not been approved by the Board of Managers, the Annual Operating Budget for such fiscal year shall be deemed to be the most recently approved Annual Operating Budget; provided, however, that such Annual Operating Budget shall be increased by a number of percentage points equal to the percentage increase in the CPI of the most recent month for which data is available relative to that of the comparable month from the prior year.

(b)  Beginning with the first full fiscal quarter after the Closing Date, no later than 10 Business Days following the beginning of each such fiscal quarter, the President shall prepare and submit, or cause to be prepared and submitted, to the Board of Managers for their approval a forecast of the capital requirements for the Company for such fiscal quarter.

SECTION 4.05. Business Plan. The business of the Company will be conducted pursuant to, and each Annual Operating Budget shall be in accordance with, the then-current business plan (the “Business Plan”). No later than 90 days prior to the commencement of each subsequent fiscal year, the President shall prepare and submit, or cause to be prepared and submitted, to the Board of Managers for their approval a Business Plan covering such subsequent fiscal year and the two fiscal years commencing thereafter. If by the first day of any fiscal year, an updated Business Plan has not been approved by the Board of Managers, the Company shall operate in accordance with the most recently approved Business Plan.

ARTICLE V

CAPITAL CONTRIBUTIONS

SECTION 5.01. Capital Contributions. (a) In accordance with the terms of the Framework Agreement, on the Closing Date, (i) (x) GE Vernova Parent entered into the Intellectual Property Agreement with AIRJ and the Company and (y) GE Vernova made the GE Closing Date Capital Contribution in connection with the issuance by the Company of Class B Interests to GE Vernova and (ii) AIRJ (x) entered into the Intellectual Property Agreement with GE Vernova Parent and the Company and (y) made the AIRJ Closing Date Capital Contribution and agreed to make the Agreed Post-Closing Capital Contribution in connection with the issuance by the Company of Class A Interests to AIRJ. On February 18, 2025, AIRJ made the AIRJ First Post-Closing Capital Contribution, and, upon the effectiveness of this Agreement, AIRJ is making the GE First Post-Closing Capital Contribution. The Members of the Company and their respective Percentage Interests as of the date of this Agreement are as set forth on Schedule A.

(b)  Beginning with the first full fiscal quarter after the Closing Date, in the event that the Company requires additional capital to fund its then-applicable Annual Operating Budget and Business Plan for the upcoming two fiscal quarters, solely to the extent that AIRJ has not previously made Agreed Post-Closing Capital Contributions in an aggregate amount equal to or in excess of the AIRJ Contribution Cap, (i) prior to the GE Match Date, AIRJ shall make one or more Agreed Post-Closing Capital Contributions or (ii) on and after the GE Match Date, AIRJ and GE Vernova shall, on an equal basis, make one or more Agreed Post-Closing Capital Contributions and Additional Capital Contributions, respectively, in each case of the foregoing clauses (i) and (ii), in accordance with such applicable Annual Operating Budget and Business Plan with respect to the upcoming two fiscal quarters (it being understood that in no event shall AIRJ be required to make any Agreed Post-Closing Capital Contributions in an aggregate amount in excess of the then-applicable AIRJ Contribution Cap). Any such Agreed Post-Closing Capital Contributions or Additional Capital Contributions, as the case may be, shall be made by AIRJ and GE Vernova, as applicable, within 20 Business Days following the date on which the Company issues a capital call.

SECTION 5.02. Failure to Make Agreed Post-Closing Capital Contributions. If any Member fails to make any Capital Contribution in accordance with Section 5.01(b) (in such capacity, the “Failing Member”), the Company shall promptly notify the Members in writing of such failure, and the other Member (the “Non-Failing Member”) shall have the right to, at its option, but without obligation, make an Agreed Post-Closing Capital Contributions or Additional Capital Contribution, as applicable, to the Company within 10 Business Days of such notice in an amount equal to the amount that the Failing Member was to have contributed (the “Contribution Right”). The Contribution Right shall be the Non-Failing Member’s sole and exclusive remedy with respect to any such failure.

SECTION 5.03. Additional Capital Contributions. (a) Subject to Sections 5.01(b), 5.02 and 5.03(b), except for the Initial Capital Contribution and the Agreed Post-Closing Capital Contribution, no Member shall have any obligation or right to make any Capital Contribution to the Company, and the Company shall not raise or accept a Capital Contribution without the prior written consent of each Member. For the avoidance of doubt, following the GE Match Date, any Capital Contributions shall be made on an equal basis by AIRJ and GE Vernova.

(b)  GE Vernova may, but is not obligated to, at any time, upon 30 days’ prior written notice to the Company and AIRJ, make a one-time election to both (i) make an Additional Capital Contribution in an amount equal to the sum of (w) the then-current AIRJ Capital Recovery Amount minus (x) the then-current GE Capital Recovery Amount plus (y) the amount, if any, of all GE IP Demands incurred by the Company as of such date and (ii) enter into a binding commitment to (x) make matching Capital Contributions in an amount equal to 50% of the then-remaining amount of the Agreed Post-Closing Capital Contribution and (y) to reimburse the Company for 100% of all GE IP Demands incurred by the Company after such date (the date of such contribution and commitment, the “GE Match Date”). Upon the occurrence of the GE Match Date, the AIRJ Contribution Cap shall be reduced, on a dollar-for-dollar basis, by the amount of GE Vernova’s commitments under clause (ii)(x) of this Section 5.03(b). For clarity, no portion of the AIRJ Closing Date Capital Contribution shall be taken into account in calculating the AIRJ Capital Recovery Amount or the GE Capital Recovery Amount.

SECTION 5.04. No Interest on Contributions. No Member shall be entitled to interest on its Capital Contribution or Capital Account (for the avoidance of doubt, the preferred return on the AIRJ Additional Post-Closing Capital Contribution and any Additional Capital Contributions made pursuant to Section 5.02 or 5.03 shall not constitute interest).

SECTION 5.05. Return of Capital Contributions. No Member shall be liable for the return of any Capital Contributions made by any other Member, it being expressly understood that any such return or repayment shall be made solely from the assets of the Company. No Member shall be required to pay to the Company or to any other Member any deficit in its Capital Account upon dissolution of the Company or otherwise. No Member shall be entitled to withdraw any part of its Capital Contribution or its Capital Account or to receive any distribution from the Company, except as specifically provided in this Agreement. Except as otherwise provided herein, there shall be no obligation to return to any Member or withdrawn Member any part of such Member’s Capital Contribution for so long as the Company continues in existence.

ARTICLE VI

CAPITAL ACCOUNTS; ALLOCATIONS OF PROFIT AND LOSS; TAX MATTERS

SECTION 6.01. Capital Accounts. (a) A separate Capital Account shall be determined and maintained for each Member in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations. Each Member shall have a single Capital Account reflecting its entire Membership Interests, regardless of the time or manner in which the Membership Interests were acquired by the Member. As of the date of the A&R LLC Agreement, and immediately following the transactions contemplated by Section 2.02 of the Framework Agreement (and before the payment of any fees and expense in accordance with Section 11.03 of the Framework Agreement), the initial Capital Account of each Member was the amount set forth opposite its name on Schedule A.

(b)  Each Member’s Capital Account shall be increased by:

(i)  the amount of any contributions of cash made by such Member to the Company (including, for the avoidance of doubt, the First Post-Closing Capital Contributions, which shall constitute, in their entirety, contributions of cash by AIRJ) plus the Book Value of any property contributed by such Member to the Company (net of any liabilities to which such property is subject or that are assumed by the Company);

(ii)  the Member’s distributive share of Net Profit allocated to such Member pursuant to Section 6.02(a) taking into account any modifications pursuant to Section 6.02(b); and

(iii)  any other increases required for such Capital Account to be determined and maintained in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations.

(c)  Each Member’s Capital Account shall be decreased by:

(i)  any distributions of cash made from the Company to such Member plus the Book Value of any property distributed to such Member (net of any liabilities to which such property is subject or that are assumed by such Member);

(ii)  the Member’s distributive share of Net Loss allocated to such Member pursuant to Section 6.02(a) taking into account any modifications pursuant to Section 6.02(b); and

(iii)  any other decreases required for such Capital Account to be determined and maintained in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations.

(d)  The Capital Accounts of the Members shall be adjusted to reflect a revaluation of the property of the Company to its gross Fair Market Value as described in the definition of “Book Value” and in accordance with (and at the times contemplated by) Sections 1.704-1(b)(2)(iv)(f) and (g) of the Treasury Regulations.

SECTION 6.02. Allocations of Net Profits and Net Losses.

(a) Except as otherwise provided in Sections 6.02(b) and 6.02(c), the Company’s Net Profits and Net Losses and items thereof (and, if necessary during any Taxable Year in which the Company liquidates pursuant to Section 10.02 or there is a Sale of the Company, individual items of gross income or deduction) for any Taxable Year shall be allocated among the Members in such manner that as of the end of such Taxable Year, each Member’s Capital Account shall be equal to the respective net amounts, positive or negative, that would be distributed to such Member from the Company (or, if negative, contributed by such Member to the Company) if the Company were to: (x) liquidate all of the assets of the Company for an amount equal to their Book Value; (y) satisfy all Company liabilities (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability); and (z) distribute the proceeds of such liquidation in the manner described in Section 10.02(b). Notwithstanding any other provision of this Agreement, no allocation of any item of income, gain, loss or deduction of the Company will be made to a Member if the allocation would not have “economic effect” under Treasury Regulations Section 1.704-1(b)(2)(ii) or be in accordance with the Members’ interests in the Company within the meaning of Treasury Regulations Sections 1.704-1(b)(3) or 1.704-2(b)(1). The Board of Managers will have the authority to reallocate any item of income, gain, loss or deduction of the Company in accordance with this Section 6.02(a).

(b) Prior to the allocations made in Section 6.02(a), the following allocations shall be made for each Taxable Year or other period:

(i) Losses attributable to partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). If there is a net decrease during a Taxable Year in partner nonrecourse debt minimum gain (as defined in Treasury Regulations Section 1.704-2(i)(3)), items of income or gain for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Members in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(i)(4). This Section 6.02(b)(i) is intended to be a partnership nonrecourse debt minimum gain chargeback provision that complies with the requirements of Treasury Regulations Section 1.704-2(i)(4), and shall be interpreted in a manner consistent therewith, including by taking into account the exceptions enumerated at Treasury Regulations Section 1.704-2(f) to the extent provided in Treasury Regulations Section 1.704-2(i)(4).

(ii)  Except as otherwise provided in Section 6.02(b)(i), if there is a net decrease in the partnership minimum gain determined pursuant to Treasury Regulations Section 1.704-2(d) during any Taxable Year, each Member shall be allocated items of income or gain for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(f). This Section 6.02(b)(ii) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulations Section 1.704-2(f), and shall be interpreted in a manner consistent therewith, including by taking into account the exceptions enumerated at Treasury Regulations Section 1.704-2(f).

(iii)  If any Member that unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Sections 6.02(b)(i) and 6.02(b)(ii) but before the application of any other provision of this Section 6.02, then items of income or gain for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to such Member in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 6.02(b)(iii) is intended to be a qualified income offset provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(iv)  To the extent an adjustment to the adjusted tax basis of any Company property pursuant to Sections 732(d), 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, such adjustments shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(j), (k) and (m).

(c)  The allocations set forth in Section 6.02(b) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 6.02(c). Therefore, notwithstanding anything herein to the contrary (other than the Regulatory Allocations), but subject to the Code and the Treasury Regulations, the Board of Managers shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement. In exercising its discretion under this Section 6.02(c), the Board of Managers shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

SECTION 6.03. Allocations of Net Income and Net Losses for Federal Income Tax Purposes. The Company’s ordinary income and losses and capital gains and losses as determined for U.S. federal income tax purposes (and each item of income, gain, loss or deduction entering into the computation thereof) shall be allocated to the Members in the same proportions as the corresponding “book” items are allocated pursuant to Section 6.02. Notwithstanding the foregoing, in accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any Section 704(c) Property contributed to the Company and any other applicable property for purposes of Section 704(c) of the Code (including any property which has been revalued in accordance with the definition of Book Value) shall, solely for U.S. federal income tax purposes, be allocated among the Members so as to take account of any variation between the Book Value of such Company property and such property’s adjusted basis to the Company for U.S. federal income tax purposes at the time of such asset’s contribution or revaluation pursuant to this Agreement. The Board of Managers shall adopt any method or methods that complies with Section 704(b) and Section 704(c) of the Code and the Treasury Regulations promulgated thereunder with respect to any Section 704(c) Property contributed to the Company and any other applicable property. Allocations of tax credit, tax credit recapture and any items related thereto shall be allocated to the Members as determined by the Board of Managers. Items described in this Section 6.03 shall neither be credited nor charged to the Members’ Capital Accounts.

SECTION 6.04. Allocations in Respect of Transferred Membership Interests. If any Membership Interests are Transferred, the tax items attributable to those Membership Interests for the Taxable Year in which the Transfer occurs shall be allocated between the transferor and transferee based upon the “interim closing method” (within the meaning of Section 1.706-4 of the Treasury Regulations) or such other method determined by the Board of Managers.

SECTION 6.05. Tax Withholding.

(a)  The Company may withhold any amount that it determines is required to be withheld or paid from any amounts otherwise distributable to any Member hereunder and any such withheld amount shall be deemed to have been distributed to such Member for purposes of this Agreement.

(b)  Each Member shall timely provide to the Company all information, forms and certificates reasonably necessary or appropriate to enable the Company to comply with any such withholding obligation and represents and warrants to the Company that the information, forms and certifications furnished by it shall be true and correct at the time so furnished. Each Member shall update or replace such information, certification, representation, form, or other document in accordance with its terms or subsequent amendments. Each Member shall, upon demand, indemnify the Company for any error, omission or misrepresentation with respect to the information referenced above that was furnished to the Company by such Member.

(c)  If the Company becomes liable as a result of any tax that is specifically attributable to a Member (or its Affiliates with respect to deemed payments under licensing arrangements between the Company, on the one hand, and any Affiliate of GE Vernova or AIRJ, on the other hand) or a Member’s status as such (e.g., federal withholding taxes, non-resident withholding taxes (including on deemed payments under the Intellectual Property Agreement), and taxes under Subtitle F, Chapter 63, Subchapter C of the Code or analogous provisions of applicable Law), then such Member shall upon demand indemnify and pay to the Company an amount equal to the entire amount paid (including interest, penalties and related expenses). Notwithstanding the foregoing, the Company shall make commercially reasonable efforts to notify any applicable Member at least ten (10) days prior to any such withholding or other payment with respect to such Member or its Affiliates and shall cooperate with such Member to reduce or eliminate any such withholding or other payment. The Company shall promptly provide evidence reasonably acceptable to the applicable Member of any such payment to the proper Taxing Authority.

(d)  To the extent that any Member fails to make any payment to the Company required by this Section 6.05, the Company shall offset distributions to which any such Member is otherwise entitled under this Agreement against such Member’s obligation to indemnify the Company under Sections 6.05(b) and 6.05(c). A Member’s obligation under this Section 6.05(d) shall survive the termination, dissolution, liquidation and winding up of the Company, the termination of this Agreement, the withdrawal of any Member and the Transfer of any Member’s interest in the Company, and shall in addition be binding on any such Member’s transferee or assignee and, for purposes of Sections 6.05(b) and 6.05(c), the Company shall be treated as continuing in existence. Payments pursuant to Sections 6.05(b) and 6.05(c) shall not be considered Capital Contributions.

(e)  Neither the Company, the Partnership Representative nor the Board of Managers shall be liable for any excess taxes withheld or paid in respect of any Member’s interest in the Company, and, in the event of over withholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Taxing Authority.

SECTION 6.06. Audit Procedures.

(a)  Prior to the GE Match Date, AIRJ shall be designated the Company’s “partnership representative” (“Partnership Representative”) under Section 6223(a) of the Code, as well as for purposes of any similar state, local, or non-U.S. tax law. After the GE Match Date, the Board of Managers shall designate the Company’s Partnership Representative and the Partnership Representative may be removed at any time by the Board of Managers. At all times, the Partnership Representative may resign at any time by giving written notice to the Board of Managers. In the event of the resignation or removal of the Partnership Representative, the Board of Managers shall appoint a replacement. The Partnership Representative is hereby authorized, on a basis consistent with the terms of this Agreement, to take such actions and make such elections on behalf of the Company and the Members as are required or permitted of the Partnership Representative under the Code, in each case to the extent approved by the Board of Managers; provided, however, that the Partnership Representative shall not require such approval from the Board of Managers prior to the GE Match Date. The Partnership Representative shall have the authority to designate from time to time a “designated individual” to act on behalf of the Partnership Representative (the “Designated Individual”), and the Designated Individual shall be subject to replacement by the Partnership Representative in accordance with Treasury Regulation section 301.6223-1. The Designated Individual shall act only as directed by the Partnership Representative and Board of Managers.

(b)  The Partnership Representative shall keep the Members reasonably informed of all matters that come to its attention in its capacity as Partnership Representative in connection with any examination of the Company’s affairs by a Taxing Authority, including resulting administrative and judicial proceedings, by giving notice thereof reasonably promptly after becoming aware thereof and shall within a reasonable time after receipt of a written communication it may receive in its capacity as the Partnership Representative forward to the Members copies of all such written communications. Within ten (10) days of the receipt of any notice from any Taxing Authority of any administrative proceeding at the Company level relating to the determination of any Company item of income, gain, loss, deduction or credit, the Partnership Representative shall provide a copy of such notice to each Member. The Partnership Representative shall notify the Members upon the receipt of a notice of final partnership adjustment, and shall, in each case with the prior written approval of the Board of Managers, make any relevant elections as needed or take other actions as it determines to be in the best interests of the Company, current Members and former Members with respect to any audit or other tax-related investigation of the Company pursuant to Sections 6221 through 6241 of the Code, including an election under Section 6226 of the Code (a “Push-Out Election”); provided, however, that the Partnership Representative shall not require such approval from the Board of Managers prior to the GE Match Date. For the avoidance of doubt, after the GE Match Date, to the extent applicable and permissible under applicable Law, the Board of Managers shall determine whether to cause the Company to (i) pay any “imputed underpayment” (together with interest and penalties) determined in accordance with Section 6225 of the Code or any successor provision or the applicable corresponding provisions of applicable Law, (ii) elect application of Section 6226(a) of the Code or any successor provision or the applicable corresponding provisions of applicable Law, or (iii) avail itself of one or more of the modification procedures made available in Treasury Regulations Section 301.6225-2(d) or any successor provision or the applicable corresponding provisions of applicable Law.

(c)  If a Push-Out Election is made for any Taxable Year, the Partnership Representative shall, or in the case the GE Match Date has occurred, the Board of Managers shall cause the Partnership Representative to allocate the resulting adjustments among those Persons who were Members during such Taxable Year (whether or not such Persons are still Members at the time of the Push-Out Election) in an equitable manner, in each case as reasonably determined by the Partnership Representative, or in the case that the GE Match Date has occurred, by the Board of Managers. Each such Member shall indemnify the Company for any tax, interest and penalty incurred by the Company by reason of such Member’s failure to pay any tax, interest and penalty required to be paid by such Member as a result of a Push-Out Election.

(d)  If a Push-Out Election has not been made for any such Taxable Year and the Company pays any amount of imputed underpayment under Section 6225 of the Code, the Partnership Representative shall, or in the case the GE Match Date has occurred, the Board of Managers shall cause the Partnership Representative to allocate the amount of the imputed underpayment among the Members (including any former Members) for such Taxable Year to which such imputed underpayment relates in a manner that reflects the current or former Members’ respective interests in the Company for that Taxable Year and the modifications under Section 6225(c) of the Code (to the extent approved by the IRS) attributable to (x) a particular Member’s tax classification, tax rates, tax attributes, the character of tax items to which the adjustment relates, and similar actors, or (y) a Member’s (A) filing of an amended return for the Member’s Taxable Year that includes the end of the Company’s Taxable Year or (B) compliance with the alternative “pull in procedure” and, in either case, payment of required tax liability in a manner that complies with Section 6225(c)(2) of the Code (any such allocation of paid imputed underpayment to a Member or former Member, that Member or former Member’s “Imputed Underpayment Obligation”). The Partnership Representative, or if the GE Match Date has occurred, the Board of Managers shall determine the allocation of Imputed Underpayment Obligations among the Members. Each Member’s share of Imputed Underpayment Obligations shall be calculated based on the amount each such Member (or such Member’s predecessor in interest) should have borne (computed at the tax rate used to compute the Company’s liability) had the Company’s Tax Return for the applicable year reflected the adjustment. Each Member (or former Member) for the Taxable Year hereby agrees to pay its Imputed Underpayment Obligation to the Company at the time requested by the Company. Any amount paid to the Company under this Section 6.06(d) shall not be treated as a Capital Contribution. To the extent that any Member fails to make any payment to the Company required by this Section 6.06(d), such unpaid amounts shall be applied to and reduce the next distributions or any other monetary payments otherwise payable to such non-paying Member under this Agreement. For the avoidance of doubt, any amounts applied to and reducing distributions to a non-paying Member under this Section 6.06(d) shall be considered distributed for all purposes of this Agreement.

(e)  The Members agree to cooperate in good faith in connection with such tax proceedings, including by timely providing information, making elections, and filing amended returns and paying any tax due with such amended returns, each as reasonably requested by the Partnership Representative and, if the GE Match Date has occurred, approved the Board of Managers. Notwithstanding the foregoing, a Member shall not be required to disclose any information that it deems confidential or prejudices the legal or commercial position of the Member, as determined by the Member in its reasonable judgment. The Members agree to file all U.S. federal, state, and local Tax Returns on a basis consistent with any returns filed by the Company and the terms of this Agreement.

(f)  The Company shall bear any reasonable and documented expenses of the Partnership Representative and/or Designated Individual, incurred pursuant to their acting as such, including fees and disbursements of counsel, agents, consultants or brokers engaged or retained by such Person in good faith, subject, in each case, to the approval by the Board of Managers. Neither the Partnership Representative nor any Designated Individual shall be liable, responsible or accountable in damages or otherwise to the Company or to any Member for (i) any act performed within the scope of the authority conferred on the Partnership Representative by this Agreement except for the breach of this Agreement, gross negligence or willful misconduct of such Person in carrying out the obligations of the Partnership Representative, (ii) such Person’s failure or refusal to perform any act, except those expressly required by or pursuant to the terms of this Agreement, or (iii) the negligence, dishonesty or bad faith of any agent, advisor, consultant or broker such Person selected, engaged or retained in good faith (provided that the Company shall be subrogated to all rights that such Person may have against such agent, advisor consultant or broker to the extent permitted by applicable Law, and such Person will cooperate in connection with implementing such subrogation of rights). In any threatened, pending or completed action, suit or proceeding, the Company shall indemnify, protect, defend and hold harmless each of the Partnership Representative and any Designated Individual against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees, costs of investigation, fines, judgments and amounts paid in settlement, actually incurred by any such Person in connection with such action, suit or proceeding) by virtue of its status as Partnership Representative or Designated Individual or with respect to any action or omission taken or suffered in good faith, other than liabilities and losses resulting from the gross negligence or willful misconduct of such Person; provided, however, that the foregoing shall not insulate the Partnership Representative or Designated Individual from liability for any action constituting fraud, misappropriation of funds or an intentional breach of this Agreement.

(g)  The provisions contained in this Section 6.06 shall survive the termination of this Agreement, dissolution of the Company, withdrawal of any Member and the Transfer of any Member’s interest in the Company, and shall in addition be binding on any such Member’s transferee or assignee.

SECTION 6.07. Classification. The Members intend that the Company be classified as a partnership, and not as an association taxable as a corporation, for all applicable income tax purposes. Unless approved by the Board of Managers, the Company shall not elect to be classified as a corporation for any income tax purposes or take any action that would cause it to be classified as a corporation for applicable income tax purposes. This characterization is solely for income tax purposes and does not create or imply a general partnership among the Members for general state law or any other purpose.

SECTION 6.08. Fiscal Year. Unless otherwise required by the Code, the fiscal year of the Company for financial reporting and tax purposes shall end on the last day of December in each year and shall begin on the first day of January in each year, unless otherwise determined by the Board of Managers; provided, however, that the first fiscal year of the Company shall be deemed to have commenced on the Closing Date and to have ended on the last day of December in the same calendar year.

SECTION 6.09. Tax Returns and Tax Information. (a) The Company shall prepare and file, or cause to be prepared and filed, all required Tax Returns for the Company.

(b)  The Company will use reasonable best efforts to cause to be delivered (i) within 45 days after the end of each Taxable Year on a draft basis and (ii) no later than February 28th of the following Taxable Year on a final basis, to each Person who was a Member at any time during such preceding Taxable Year, information (including a Schedule K-1) with respect to the Company as may be necessary for the preparation of such Person’s federal, state, local and/or non-U.S. Tax Returns for such Taxable Year.

(c)  Each Member shall file its Tax Returns consistent with the positions taken by the Company; provided, however, that if a Member disagrees with any such position and reasonably believes that such position would give rise to penalties imposed by a Taxing Authority, then the Member shall notify the Company that it disagrees with the position, and the Company and such Member shall use commercially reasonable efforts to resolve the disagreement. If the Company and such Member are unable to resolve the disagreement, then the Member shall be entitled to take a different position than the Company to the extent such Member complies with its obligations under applicable law (including Section 6222(b) of the Code).

SECTION 6.10. Tax Elections.

(a)  The Company shall make a valid election under Section 754 of the Code.

(b)  Except as set forth in Sections 6.07, 6.08 and 6.10(a), the Company shall have the authority to make any other tax election with respect to the Company; provided, however, that no tax election shall be made without the prior approval of the Board of Managers.

SECTION 6.11. Tax Treatment of Transactions Described in the Framework Agreement.

(a)  For U.S. federal income tax purposes, the Members intend that any Capital Contribution shall be treated as a tax-free transfer of property under Section 721(a) of the Code.

(b)  For U.S. federal income tax purposes, the Members intend that the Intellectual Property Agreement shall be considered a license to the Company of the respective underlying Intellectual Property (as defined in the Intellectual Property Agreement).

SECTION 6.12. Excess Nonrecourse Liabilities; Nonrecourse Deductions.

(a)  “Excess nonrecourse liabilities” (within the meaning of Section 1.752-3(a)(3) of the Treasury Regulations) of the Company shall be allocated to each Member in accordance with such Member’s Percentage Interest. It is intended that the allocations made under this Section 6.12(a) comply with the requirements for allocating excess nonrecourse liabilities set forth in Section 1.752-3 of the Treasury Regulations.

(b)  “Nonrecourse deductions” other than “partner nonrecourse deductions” (as such terms are defined in Sections 1.704-2(b)(1) and 1.704-2(i)(1) of the Treasury Regulations, respectively) of the Company shall be allocated to each Member in accordance with such Member’s Percentage Interest. It is intended that the allocations made under this Section 6.12(b) comply with the requirements for allocating nonrecourse deductions set forth in Section 1.704-2 of the Treasury Regulations. Unless otherwise determined by the Board of Managers, any deductions or income realized by the Company that correspond to deemed payments under licensing arrangements between the Company, on the one hand, and GE Vernova, AIRJ or any of their Affiliates, on the other hand (including, without limitation, pursuant to the Intellectual Property Agreement), shall be specially allocated for U.S. federal income tax purposes to the Member (or the Member with the Affiliate) deemed to receive or make such payments for such purposes.

SECTION 6.13. Restoration of Negative Capital Account; Return of Capital. (a) A Member with a negative balance in its Capital Account shall have no obligation to the Company or any other Person to restore such negative balance.

(b)  No Member shall be entitled to withdraw any part of its Capital Contributions or demand distributions of any amount in its Capital Account, to receive interest on its Capital Contributions or Capital Account or to receive any distributions from the Company, except as expressly provided herein or as required under the Delaware Act as then in effect and which requirement the Members may not waive. No Member shall be entitled to the return of any part of its Capital Contribution.

SECTION 6.14. Accounting Method. Unless otherwise determined by the Board of Managers, the financial books and records of the Company shall be maintained based on the accrual method of accounting. The Board of Managers shall determine the method of accounting for inventory.

ARTICLE VII

DISTRIBUTIONS; LIQUIDATION EVENTS

SECTION 7.01. Annual Distributions. Subject to applicable Laws, on or prior to the 30th day following the end of each fiscal year of the Company, the Company shall distribute all Excess Cash to the Members in the following order of priority:

(a)  first, 100% of the Excess Cash to (on a pro rata basis, in accordance with the then-current AIRJ Capital Recovery Amount and the then-current GE Capital Recovery Amount) (i) the holder of the Class A Interests until such holder has received in the aggregate under this Section 7.01(a) an amount equal to the then-current AIRJ Capital Recovery Amount and (ii) the holder of the Class B Interests until such holder has received in the aggregate under this Section 7.01(a) an amount equal to the then-current GE Capital Recovery Amount; and

(b)  second, to each holder of Membership Interests, a percentage equal to the Percentage Interest attributable to the Membership Interests held by such holder.

SECTION 7.02. Distributions upon Sale of the Company. Upon the consummation of any (i) merger, consolidation, reorganization, recapitalization or similar transaction involving the Company, (ii) transaction in which members of the GE Group and the AIRJ Group cease to own, directly or indirectly, in the aggregate at least a majority of the voting power of the Company or (iii) Sale of the Company, all cash proceeds or other consideration paid to the Company (other than any amounts being used to pay fees and expenses or pay other obligations in connection with such transaction (including indebtedness)) shall be distributed to the Members in the following order of priority:

(a)  first, 100% to (on a pro rata basis, in accordance with the then-current AIRJ Capital Recovery Amount and the then-current GE Capital Recovery Amount) (i) the holder of the Class A Interests, until such holder has received in the aggregate pursuant to Section 7.01(a) and this Section 7.02(a) an amount equal to the then-current AIRJ Capital Recovery Amount and (ii) the holder of the Class B Interests until such holder has received in the aggregate pursuant to Section 7.01(a) and this Section 7.02(a) an amount equal to the then-current GE Capital Recovery Amount; and

(b)  second, to each holder of Membership Interests, a percentage equal to the Percentage Interest attributable to the Membership Interests held by such holder.

This Section 7.02 shall survive until each of the GE Group and the AIRJ Group cease to hold, directly or indirectly, any Equity Interests in the Company. Distributions pursuant to this Section 7.02 shall be combined with all prior distributions under this Section 7.02 for purposes of calculating amounts distributable to the Membership Interests hereunder. In the event a transaction subject to this Section 7.02 involves non-cash consideration, all such non-cash consideration shall be valued for purposes of applying this Section 7.02 (i) in the case of publicly traded securities, based on the volume-weighted average closing price of such securities in the five full trading days immediately preceding the date of closing of such transaction and (ii) in any other case, as the Fair Market Value of such non-cash consideration. Each Member shall ensure that cash proceeds payable directly to the Members in connection with any transaction set forth in clause (i), (ii) or (iii) of this Section 7.02 (other than any amounts being used to pay fees and expenses or repay indebtedness in connection with such transaction, and any reserves established by the Board of Managers) shall be paid to the Members in accordance with the order of priority set forth in this Section 7.02.

SECTION 7.03. Tax Distributions. Notwithstanding anything in this agreement to the contrary, to the extent that the Company has funds available for such purpose, the Company shall, subject to the approval of the Board of Managers, distribute to each Member an amount of cash equal to the excess, if any, of (i) the estimated aggregate net taxable income of the Company allocated to such Member in the current and all preceding tax periods over (ii) the aggregate net taxable loss of the Company allocated to such Member in all preceding tax periods, in each case taking into account any adjustments required pursuant to Section 704(c), 734 and 743 of the Code, as determined by the Board of Managers, multiplied by the highest combined Federal, state and local income tax rate prescribed for a corporation doing business in the State of New York at the time of such distribution (such amount, a “Tax Distribution”); provided, however, that Tax Distributions shall be made to a Member only to the extent that the amounts previously distributed to such Member under Sections 7.01, 7.02 and this Section 7.03 prior to the date of such Tax Distribution are less than all Tax Distributions required to be made to such Member under this Section 7.03 through the payment date for such Tax Distribution. Any distributions pursuant to this Section 7.03 shall be deemed to be an advance against, and therefor shall reduce on a dollar-for-dollar basis, any future distributions to which a Member is otherwise entitled pursuant to Sections 7.01 and 7.02. Tax Distributions shall be made in quarterly installments (prior to estimated tax payment dates for U.S. federal income tax purposes).

SECTION 7.04. Manner of Payment. All distributions made to a Member pursuant to this Agreement shall be made by wire transfer of immediately available funds to an account designated in writing by such Member to the Company. In the absence of such instructions, the Company shall make distributions in a manner selected by the Board of Managers.

SECTION 7.05. Limitation on Distributions. Notwithstanding anything to the contrary in this Agreement, neither the Company nor the Board of Managers, on behalf of the Company, shall be required to make a distribution to any Person in violation of the Delaware Act or other applicable Laws.

SECTION 7.06. Distributions in Kind. No Member shall be entitled to demand property other than cash in connection with any distributions by the Company. Except as set forth in Section 10.01 and Section 10.02, no distribution of property to the Members other than cash shall be made by the Company without the prior approval of the Members.

ARTICLE VIII

TRANSFER OF MEMBERSHIP INTERESTS

SECTION 8.01. Transfer of Membership Interests. Each Member shall not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of, encumber or create any security interests over (collectively, “Transfer”) any of its Membership Interests, or solicit any offers to Transfer any of its Membership Interests, unless (a) such Transfer is specifically permitted by Section 8.02, (b) such Transfer is approved by the Board of Manager and (i) such Transfer is pursuant to an effective registration statement under the Securities Act and has been registered under all applicable state securities or “blue sky” laws or (ii) no such registration is required because of the availability of an exemption from registration under the Securities Act and any applicable state securities or “blue sky” laws (and such Member has furnished the Company with an opinion of counsel to that effect, which shall be reasonably satisfactory to the Company), and (c) in the event such Transfer is not to another Member, the transferee first executes a Joinder Agreement; provided, however, that any transfer, sale or issuance (including any public offering) of Equity Interests of GE Vernova Parent, GE Vernova, AIRJ or AIRJ Parent, or any sale of GE Vernova Parent, GE Vernova, AIRJ or AIRJ Parent, shall not constitute a Transfer. For the avoidance of doubt, any transferee of a Member’s Membership Interests shall be bound by the terms and provisions of this Agreement that apply to such Member specifically, in addition to terms and provisions of this Agreement that generally apply to any Member. To the fullest extent permitted by applicable Laws, any purported Transfer of Membership Interests in breach of this Agreement shall be null and void, and neither the Company nor the Members shall recognize the same. Any Member who Transfers or attempts to Transfer any Membership Interests except in compliance herewith shall be liable to, and shall indemnify and hold harmless, the Company and the other Members for all costs, expenses, damages and other liabilities resulting therefrom.

SECTION 8.02. Additional Restrictions on Transfers. (a) Notwithstanding anything in this Agreement to the contrary, (i) each member of the GE Group and the AIRJ Group may at any time Transfer all or any portion of its Membership Interests to any member of the GE Group (other than any joint venture or Subsidiary of GE Vernova Parent, in each case, that is not subject to the restrictions of Section 10.05 (including, for the avoidance of doubt, GE Vernova’s GE-Hitachi Nuclear Services or Global Nuclear Fuels joint ventures)) and the AIRJ Group, respectively (subject to compliance with Section 8.02(c)); provided, however, that in the case of any such Transfer, such member of the GE Group or AIRJ Group, as applicable, shall ensure that the terms of the relevant Transfer provide that if the transferee is no longer an Affiliate of and a member of the GE Group or AIRJ Group, as applicable, such transferred Membership Interests shall automatically revert back to the transferor; provided further, that any such Transfer shall not relieve any Member of its obligations under Section 10.05, and (ii) subject to Section 4.01(h), any Member may at any time Transfer all or any portion of its Membership Interests to the Company (on such terms and conditions as may be agreed upon by such Member and the Company) (subject to compliance with Section 8.02(c)).

(b)  The Members agree that the interests of the Company and the Members would be significantly and adversely affected by any legal or equitable proceedings against a Member. In the event that a Member (i) files a voluntary petition under any bankruptcy, reorganization, liquidation or insolvency law or a petition of the appointment of a receiver or makes an assignment for the benefit of creditors or (ii) is subjected involuntarily to such a petition or assignment or to any attachment or other legal or equitable interest with respect to its Membership Interests and such involuntary petition or assignment or attachment is not discharged within 90 days after its date (the date of such 90th day, the “Event Date”), the Company shall have the right for a period of 45 days after the Event Date to elect to purchase all (but not less than all) the Membership Interests then owned by such Member. Failure of the Company to elect to purchase said Membership Interests under this Section 8.02(b) shall not affect any of the rights of the Members to purchase the same Membership Interests under this Section in the event of a proposed Transfer by or to any receiver, petitioner, assignee, transferee or other Person obtaining an interest in said Membership Interests. The purchase price of such Membership Interests with respect to purchases made under this Section 8.02(b) shall be the Fair Market Value.

(c)  Notwithstanding anything to the contrary contained in this Agreement, in the event of (i) the enactment (or imminent enactment) of any applicable Laws, (ii) the publication of any Treasury Regulation, (iii) any ruling by the IRS or (iv) any judicial decision that, in any such case, in the opinion of counsel to the Company, would require the Company to be taxed as a corporation or would otherwise subject the Company to entity-level taxation for U.S. federal income tax purposes, this Agreement shall be deemed to impose such restrictions on the Transfer of a Membership Interest that has been approved in writing by the Board of Managers and determined to be required, in the opinion of counsel to the Company, to prevent such result, and the Members thereafter shall amend this Agreement as necessary or appropriate to impose such restrictions.

SECTION 8.03. Failure to Repay AIRJ Capital Recovery Amount Call.

(a)  If AIRJ has made Agreed Post-Closing Capital Contributions of at least $5,000,000 and (x) on the sixth anniversary of the Closing Date, (i) the GE Match Date has not occurred and (ii) AIRJ has not received in the aggregate under Section 7.01(a) an amount equal to the aggregate amount of AIRJ’s Agreed Post-Closing Capital Contributions as of such date or (y) on the seventh anniversary of the Closing Date, (i) the GE Match Date has not occurred and (ii) the then current AIRJ Capital Recovery Amount is greater than zero, in each case, for 180 days thereafter AIRJ shall have the right, by written notice to GE Vernova, to require GE Vernova and any GE Vernova Affiliate Transferee to sell to AIRJ all (but not less than all) of GE Vernova’s and any GE Vernova Affiliate Transferee’s Membership Interests at an amount equal to the Buyout Fair Market Value of such Membership Interests.

(b)  For purposes of this Agreement, “Buyout Fair Market Value” of Membership Interests means an amount equal to (x) 50% multiplied by (y) (A) the Fair Market Value of the Company (for the avoidance of doubt, without giving effect to the powers, preferences and rights of any Membership Interests), as determined jointly by GE Vernova and AIRJ less (B) an amount equal to the then outstanding AIRJ Capital Recovery Amount; provided, however, that, in the event that GE Vernova and AIRJ are unable to agree on the Fair Market Value of the Company, the Fair Market Value will be determined by an Appraiser jointly designated by GE Vernova and AIRJ (provided, however, that in no event shall the Buyout Fair Market Value be less than an amount equal to the greater of (i) (x) $5,000,000 less (y) the Fair Market Value of the AIRJ Equity Interests and (ii) zero). If GE Vernova and AIRJ cannot agree on a single Appraiser, GE Vernova and AIRJ shall each designate one Appraiser and deliver written notice of such designation to the other party, and the two Appraisers so designated shall, within five Business Days after their designation, jointly designate a third Appraiser and deliver notice of such designation to GE Vernova and AIRJ. If the Appraisers designated by GE Vernova and AIRJ are unable to agree on a third Appraiser within five Business Days, an Appraiser shall be designated by an arbitrator appointed by the American Arbitration Association (the “AAA”) pursuant to its Commercial Arbitration Rules then in existence (the “Rules”). Such Appraiser shall determine the Fair Market Value of the Company as the price at which a willing buyer, being under no compulsion to buy, would pay for the Company and which a willing seller, being under no compulsion to sell, would accept for the Company. The appraised Fair Market Value shall reflect the value of such Membership Interests assuming the Company is a going concern, and without minority or non-liquidity discounts and without giving effect to the powers, preferences and rights of any Membership Interests, and, notwithstanding anything herein to the contrary, in no event will the Fair Market Value of the Company be less than the value ascribed to the Company in AIRJ’s most recent financial statements filed with the SEC. GE Vernova and AIRJ shall cooperate in good faith with the Appraiser designated pursuant to this Section 8.03(b), and such Appraiser shall attempt in good faith to complete its appraisal within 30 days following its designation. The determination of such Appraiser as to Buyout Fair Market Value shall be final and binding upon all parties hereto. The expenses of the Appraiser shall be borne by (i) GE Vernova in the case of this Section 8.03 and (ii) GE Vernova and AIRJ equally in the case of Sections 4.02 and 8.06(b).

SECTION 8.04. PTP and Other Transfer Restrictions. Notwithstanding any other provision in this Agreement to the contrary, no holder of any Membership Interest may Transfer all or any portion of such holder’s Membership Interest without the prior written consent of the Board of Managers if such Transfer would (a) cause the Company to have more than 80 partners for purposes of Treasury Regulations Section 1.7704-1 (h) or to be treated as a publicly traded partnership as provided by Section 7704 of the Code and the Treasury Regulations promulgated thereunder or (b) cause the Company to have more than 100 beneficial owners of its securities for purposes of the Investment Company Act of 1940, as amended.

SECTION 8.05. Exit Closing Procedures.

(a)  The closing of a Transfer referred to in Sections 4.02(c), 4.02(d), 8.02(b), 8.03(a), 8.06(a), 8.06(b) and 8.06(c), as applicable (the “Exit Closing”), shall occur at such place as shall be reasonably agreed between GE Vernova and AIRJ as follows (the date on which the Exit Closing occurs as set forth below is referred to in this Agreement as the “Exit Closing Date”):

(i)  in the case of Section 4.02(c) on the date that is 30 days following delivery of written notice pursuant to Section 4.02(c);

(ii)  in the case of Section 4.02(d), on the date that is 30 days following delivery of written notice pursuant to Section 4.02(d);

(iii)  in the case of Section 8.02(b), on the date that is 30 days following receipt by the insolvent Member of the purchase election pursuant to Section 8.02(b); and

(iv)  in the case of Sections 8.03(a), 8.06(a), 8.06(b) and 8.06(c), on the date that is 30 days following delivery of written notice pursuant to Section 8.03(a), 8.06(a), 8.06(b) or 8.06(c), as applicable.

(b)  At the Exit Closing:

(i)  GE Vernova shall deliver, or cause to be delivered, to AIRJ all instruments of transfer (which shall include an assignment and assumption with respect to the transferring Member’s obligations under this Agreement) required to consummate the Exit Closing;

(ii)  AIRJ shall deliver, or cause to be delivered, to GE Vernova all instruments of transfer (which shall include an assignment and assumption with respect to the transferring Member’s obligations under this Agreement) required to consummate the Exit Closing; and

(iii)  the Member buying Membership Interests pursuant to Section 4.02(c), Section 4.02(d) or this Article VIII shall deliver, or cause to be delivered, to the other Member, payment, by wire transfer to a bank account designated in writing by such other Member (such designation to be made at least three Business Days prior to the Exit Closing Date), of immediately available funds in an amount equal to the applicable purchase price under Section 4.02(c), Section 4.02(d) or this Article VIII.

SECTION 8.06. Special GE Vernova Put Rights.

(a)  Regulatory Put Right.

(i)  In the event of a Regulatory Change, GE Vernova shall have the right, but not the obligation, to require AIRJ to purchase all (but not less than all) of GE Vernova’s and any GE Vernova Affiliate Transferee’s Membership Interests in accordance with the terms and conditions set forth herein (such right, the “Regulatory Put Right”).

(ii)  The Regulatory Put Right shall be exercisable by GE Vernova by delivering written notice (the “Regulatory Put Notice”) to AIRJ within 45 days after GE Vernova becomes aware of the Regulatory Change.

(iii)  The purchase price payable for the Membership Interests sold pursuant to this Section 8.06(a) shall be $1.

(b)  AIRJ COC Put Right.

(i)  AIRJ shall provide written notice to GE Vernova at least 60 days prior to consummating an AIRJ Change of Control Transaction. In the event of a AIRJ Change of Control Transaction involving a GE Vernova Competitor, GE Vernova shall have the right, but not the obligation, to require AIRJ to purchase all (but not less than all) of GE Vernova’s and any GE Vernova Affiliate Transferee’s Membership Interests in accordance with the terms and conditions set forth herein (such right, the “COC Put Right”).

(ii)  The COC Put Right shall be exercisable by GE Vernova by delivering written notice (the “COC Put Notice”) to AIRJ within 45 days after GE Vernova has received notice from AIRJ of the AIRJ Change of Control Transaction. The purchase price payable for the Membership Interests sold pursuant to this Section 8.06(b) shall be the Buyout Fair Market Value.

(c)  Nonperformance Put Right.

(i)  In the event that (x) GE Vernova determines that the Company is failing to perform financially in a manner satisfactory to GE Vernova following the second anniversary of the Closing Date or (y) AIRJ has not raised at least $100,000,000.00 in one or more equity financings within 12 months following the Closing Date, GE Vernova shall have the right, by written notice to AIRJ, to require AIRJ to purchase all (but not less than all) of GE Vernova’s and any GE Vernova Affiliate Transferee’s Membership Interests.

(ii)  The purchase price payable for the Membership Interests sold pursuant to this Section 8.06(c) shall be $1.

ARTICLE IX

EXCULPATION; INDEMNIFICATION OF OFFICERS AND OTHER AUTHORIZED REPRESENTATIVES

SECTION 9.01. Exculpation. To the fullest extent permitted by applicable Laws, no Covered Person who serves on behalf of the Company shall be liable to the Company, any Subsidiary or any other Person in such capacity for any loss, liability, damage or claim arising out of or in connection with any act or omission performed or omitted by such Covered Person on behalf of the Company or any Subsidiary or in furtherance of the interests of the Company or any Subsidiary and within the scope of authority conferred upon such Covered Person by this Agreement, in each case, to the extent that such act or omission does not relate to or arise from the criminal or willful misconduct or fraud of such Covered Person.

SECTION 9.02. Scope of Indemnification. (a) General Rule. To the fullest extent permitted by applicable Laws, the Company shall indemnify an “indemnified representative” (as defined below) against any liability incurred in connection with any proceeding in which the indemnified representative may be involved as a party or otherwise by reason of the fact that such Person is or was serving in an “indemnified capacity” (as defined below), including liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement or act giving rise to strict products liability; provided, however, that any indemnity under this Section 9.02(a) shall be provided out of and to the extent of the Company’s assets only, and no Member shall have any personal liability on account thereof; provided further, that no indemnity shall be payable hereunder: (i) against any liability incurred by such indemnified representative by reason of: any action for which a corporation, incorporated under the General Corporation Law of the State of Delaware, would not be permitted under applicable Laws to indemnify or otherwise by reason of the intentional misconduct or derivation of an improper personal benefit, including self-dealing or usurpation of a corporate opportunity, by such indemnified representative or (ii) in connection with any proceeding between Members.

(b)  Partial Payment. If an indemnified representative is entitled to indemnification under this Section 9.02 in respect of a portion, but not all, of any liabilities to which such indemnified representative may be subject, the Company shall indemnify such indemnified representative to the maximum extent legally permissible for such portion of such liabilities.

(c)  Presumption. The termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the indemnified representative is not entitled to indemnification under this Section 9.02(c).

(d)  Definitions. For purposes of this Article IX:

(A)  “indemnified capacity” means any and all past, present and future actions or inactions by an indemnified representative in one or more capacities as a Member, Manager, director, officer or agent of the Company or any Subsidiary of the Company, or, at the request of the Company, as a member, manager, director, officer, employee, agent, fiduciary or trustee of another company, corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise;

(B)  “indemnified representative” means any and all Members (and any and all officers, directors and employees thereof), Managers and officers of the Company or any Subsidiary of the Company and any other Person designated as an indemnified representative by the Board of Managers (which may, but need not, include any Person serving, at the request of the Company, as a member, manager, director, officer, employee, agent, fiduciary or trustee of another company, corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise);

(C)  “liability” means any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to any employee benefit plan, or cost or expense of any nature (including attorneys’ fees and disbursements); and

(D)  “proceeding” means any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the Company, its Members or otherwise.

SECTION 9.03. Advancing Expenses. To the fullest extent permitted by applicable Laws, the Company may pay the expenses (including attorneys’ fees and disbursements) incurred in good faith by an indemnified representative in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the indemnified representative to repay the amount if it is ultimately determined that such Person is not entitled to be indemnified by the Company pursuant to this Article IX.

SECTION 9.04. Securing of Indemnification Obligations. To further effect, satisfy or secure the indemnification obligations provided in this Article IX or otherwise, the Company may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the Company or use any other mechanism or arrangement whatsoever in such amounts, at such costs, and upon such other terms and conditions as the Board of Managers shall deem appropriate.

SECTION 9.05. Scope of Article. The rights granted by this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, agreement, vote of Members or otherwise, both as to action in an indemnified capacity and as to action in any other capacity. The indemnification and advancement of expenses provided by or granted pursuant to this Article IX shall continue as to a Person who has ceased to be an indemnified representative in respect of matters arising prior to such time, and shall inure to the benefit of the successors, heirs, executors, administrators and personal representatives of such a Person. Any repeal or modification of any of the provisions of this Article IX shall not adversely affect any right or protection of an indemnified representative existing at the time of such repeal or modification.

ARTICLE X

CERTAIN OTHER MATTERS

SECTION 10.01. Dissolution. The Company shall dissolve upon the first to occur of the following: (a) subject to a unanimous vote of the Board of Managers, the approval of the Members then having a majority of the Percentage Interests to dissolve the Company; (b) at any time there are no Members unless the Company is continued without dissolution in accordance with the Delaware Act; and (c) the entry of a decree of dissolution under Section 18-802 of the Delaware Act. The Company shall terminate when all its assets, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in Article VII and the Certificate of Formation shall have been canceled in the manner required by the Delaware Act.

SECTION 10.02. Liquidation. (a) Following a dissolution pursuant to Section 10.01, all the business and affairs of the Company shall be liquidated and wound up. The Board of Managers shall act as liquidating trustee and wind up the affairs of the Company pursuant to this Agreement.

(b)  The proceeds of the liquidation of the Company will be distributed (i) first, to creditors of the Company (including Members who are creditors), to the extent otherwise permitted by Laws in satisfaction of all the Company’s debts and liabilities (whether by payment or by making reasonable provision for payment thereof), and (ii) second, to each Member in the same manner in which cash proceeds or other consideration are distributed pursuant to Section 7.02.

(c)  The Company shall terminate when all of the assets of the Company, after payment or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Section 10.02 and the Certificate of Formation shall have been canceled in the manner required by the Delaware Act.

SECTION 10.03. Resignation. Other than by Transferring in accordance with this Agreement all of its Membership Interests, a Member may not withdraw or resign from the Company.

SECTION 10.04. Financial Statements and Other Reports; Books and Records.

(a)  Each Member shall be entitled to receive, and the Company shall furnish to each Member, as soon as available (and in any event by such time as to reasonably allow each Member to comply with applicable Laws and reporting requirements), the monthly, quarterly, \and annual financial statements and other period reports of the Company prepared in accordance with GAAP, except as otherwise noted therein, as reasonably requested by each Member.

(b)  Without limiting the foregoing, at all times during the continuance of the Company, the Company shall maintain or cause to be maintained accurate and complete books of account and records in which shall be entered fully and accurately all transactions and other matters relating to the Company’s business, showing the assets and liabilities, operations, transactions and financial condition of the Company (including the Subsidiaries) and the assets of the Company in accordance with GAAP. The books of account and records together with a copy of this Agreement, its Schedules, the Certificate of Formation, copies of the Company’s federal, state, local and foreign Tax Returns, if any, and financial statements of the Company and its Subsidiaries and the assets of the Company shall at all times be maintained at the principal office of the Company or such other reasonably accessible location as the Board of Managers may determine. Such books and records shall be available, upon at least five Business Days’ notice during business hours, for inspection, examination and copying (at such Member’s sole cost and expense) by each Member or its duly authorized agents or representatives for any purpose reasonably related to such Member’s interest in the Company, and the Company shall use reasonable efforts to cooperate with any reasonable requests from a Member (at such Member’s sole cost and expense) for the purposes of complying with any legal or regulatory reporting requirement to which such Member or its Affiliates may be subject from time to time in connection with this Agreement.

SECTION 10.05. Restrictive Covenants.

(a)  Non-Competition. During the period beginning on the Closing Date and ending on the second anniversary of the date when a Member and its Group no longer holds any Membership Interests (the “Restricted Period”), each of AIRJ and GE Vernova shall not, and shall cause the members of their Groups not to, directly or indirectly, own, manage, operate or control, or participate in the ownership, management, operation or control of, or be connected as a manager, director, officer, employer, employee, partner member, consultant, independent contractor or otherwise with, or permit its name to be used by or in connection with, any profit or non-profit business or organization (other than the Company and its Subsidiaries pursuant to Section 4.01(i)) that engages in the Restricted Business. The parties acknowledge that the terms of Exhibit 2 shall apply to the restrictions set forth in this Section 10.05(a).

(b)  Non-Solicitation; Non-Recruit; Non-Hire. During the Restricted Period, each of AIRJ and GE Vernova shall not, and shall cause the members of their Groups not to, directly or indirectly, hire, solicit, recruit, or induce (i) any employee of the Company, its Subsidiaries or any of their respective Affiliates or any secondee of the AIRJ Group or the GE Group to terminate his or her employment relationship with the Company or (ii) any independent contractor of the Company, its Subsidiaries or any of their respective Affiliates to cease or curtail its services to the Company, its Subsidiaries or any of their respective Affiliates; provided that, nothing in this Agreement shall be construed to prohibit any Person from, directly or indirectly, (i) soliciting for employment or other engagement, or hiring or otherwise engaging, any employee or independent contractor who has had his or her employment or contract, as applicable, with the Company, its Subsidiaries or any of their respective Affiliates terminated at least six months prior to such solicitation or the commencement of the employment or engagement discussions or (ii) making any general solicitation for employment or services, including through search firm or recruiting firm engagements, not specifically directed at any such employee or independent contractor.

(c)  The Members acknowledge the necessity of the protections against competition and solicitation, recruiting and hiring that are contained in this Section 10.05 to protect the legitimate business interests of the Company and acknowledge that the nature and scope of such protection has been carefully considered by the parties hereto. The Members further acknowledge and agree that the provisions and restrictions of the covenants set forth in this Section 10.05 form part of the consideration under entering into this Agreement and are among the inducements for the parties hereto to form the Company and enter into this Agreement. Each of the Members further acknowledge that the restrictions contained in this Agreement are fair, reasonable and necessary to protect the legitimate interests of the Company and that the other parties hereto would not have entered into this Agreement in the absence of such restrictions.

(d)  If any court determines that any provision or covenant contained in this Section 10.05 is an unreasonable restriction upon any of the Members or the members of their respective Groups, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.

SECTION 10.06. Covenants to Assist.

(a)  Upon reasonable request of the Company, each Member will exercise commercially reasonable efforts (which, for the avoidance of doubt, will not require entering into agreements with, or undertaking obligations to, any Third Party) to provide occasional assistance to the Company in furtherance of the Company’s pursuit of the Business.

(b)  Upon reasonable request of a Member, the Company will exercise commercially reasonable efforts (which, for the avoidance of doubt, will not require entering into agreements with, or undertaking obligations to, any Third Party) to provide occasional assistance to such Member in furtherance of such Member’s pursuit of its business outside the field of Water Capture.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01. Notices.

(a)  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one Business Day after having been dispatched by a nationally recognized overnight courier service or when sent via email (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) to the Parties at the following address (or at such other addresses for a Party as shall be specified by like notice):

(A)  if given to the Company, to the following address (and fax number):

AirJoule, LLC
19 Shea Way, Suite 301

Newark, Delaware 19713

e-mail:	bryan.barton@airjoule.io
Attention:	Bryan Barton

(B)  if given to any Member, to the person and at the address (and, if applicable, fax number) set forth opposite its name on Schedule A, or at such other address (and, if applicable, fax number) as such Member may hereafter designate by written notice to the Company.

(b)  Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 11.01.

SECTION 11.02. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any covenant, duty, agreement, term or condition herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Except as otherwise provided herein all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 11.03. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of all the parties hereto and their successors and assigns, and their legal representatives. No Member may assign this Agreement or any of its rights, interests or obligations in connection with a Transfer of Membership Interests hereunder except to the extent such rights, interests and obligations relate to Membership Interests and the Transfer of such Membership Interests is provided for or contemplated herein. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Members or their respective permitted successors or assigns or, to the extent provided by this Agreement, the Members’ respective Affiliates, any rights or remedies under or by reason of this Agreement (other than Covered Persons and indemnified representatives for purposes of Article IV). None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any creditors of the Members, the Company or any of the Company’s Affiliates, and no creditor who makes a loan to any Member, the Company or any of the Company’s Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in the Company’s profits, losses, distributions, capital or property other than as a secured creditor.

SECTION 11.04. Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

SECTION 11.05. Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or arbitrator to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction. If the final judgment of such court or arbitrator declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intention of the invalid or unenforceable term or provision.

SECTION 11.06. Counterparts. This Agreement may be executed in one or more counterparts (whether delivered by facsimile or otherwise, including electronic delivery), each of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party; it being understood that all parties need not sign the same counterpart.

SECTION 11.07. Entire Agreement; No Third-Party Beneficiaries.

(a)  This Agreement and the other Transaction Agreements and the documents and instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, including all the exhibits attached hereto or thereto, (a) constitute the entire agreement among the parties to the Transaction Agreements with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties to the Transaction Agreements with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties to the Transaction Agreements any rights or remedies hereunder.

(b)  Except as expressly set forth herein, the provisions of this Agreement shall be solely for the benefit of and may be enforced solely by, the parties hereto and their respective successors and assigns. No creditor or other third party having dealings with the Company shall have the right to require the Board of Managers or any Member to call additional Capital Contributions. It is the intent of the parties hereto that no payment or distribution to any Member shall be deemed a return of money or other property in violation of the Delaware Act. The payment of any such money or distribution of any such property to a Member shall be deemed to be a compromise within the meaning of Section 18- 502(b) of the Delaware Act, and the Member receiving any such money or property shall not be required to return any such money or property to any Person, the Company or any creditor of the Company. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to return such money or property, such obligation shall be the obligation of such Member and not of any other Member. Without limiting the generality of the foregoing, a deficit Capital Account of a Member shall not be deemed to be a liability of such Member nor an asset or property of the Company.

SECTION 11.08. Governing Law; Waiver of Jury Trial. This Agreement and the rights of the parties hereto shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Delaware Act, the provisions of this Agreement shall control and take precedence. To the fullest extent permitted by applicable Laws, each of the parties hereto irrevocably agrees that, other than with respect to any matter subject to arbitration under Section 8.03(b), any legal action or proceeding arising out of this Agreement shall be brought only in the state or United States federal courts located in the State of Delaware. Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of such courts in any such action or proceeding by the mailing of such documents by registered United States mail, postage prepaid, if to the Company, to the address set forth in Section 11.01(a)(A), and if to any Member, to the respective address for such Member set forth on Schedule A. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of any party hereto in the negotiation, administration, performance and enforcement of this Agreement. Each party to this Agreement certifies and acknowledges that (i) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (ii) such party has considered the implications of this waiver, (iii) such party makes this waiver voluntarily and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.08.

SECTION 11.09. Jurisdiction and Venue. Each Party hereby irrevocably agrees that any legal dispute, claim or controversy shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the District of Delaware, and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such legal dispute, claim or controversy. During the period that an action, suit or proceeding is filed in accordance with this Section 11.09 is pending before a court, all actions, suits or proceedings with respect to such dispute, claim or controversy or any other dispute, claim or controversy, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party hereby waives, and shall not assert as a defense in any action, suit, or proceeding, that (a) such Party is not subject thereto, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit, or proceeding is improper.

SECTION 11.10. Specific Performance.

(a)  The Parties agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate this Agreement and the transactions contemplated hereby. Subject to the following sentence, the Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 11.09 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right neither GE Vernova nor AIRJ would have entered into this Agreement. The Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.10 shall not be required to provide any bond or other security in connection with any such order or injunction.

(b)  The Parties acknowledge and agree that any Party seeking an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof may enforce the rights of the Company on behalf of the Company against any other Member.

SECTION 11.11. Confidentiality. Each Member expressly acknowledges that such Member may receive confidential and proprietary information relating to the Company, including information relating to the Company’s financial condition and business plans, and that the disclosure of such confidential information to a third party would cause irreparable injury to the Company; provided that any joint venture or Subsidiary of GE Vernova Parent, in each case, that is not subject to the restrictions of Section 10.05 (including, for the avoidance of doubt, GE Vernova’s GE-Hitachi Nuclear Services or Global Nuclear Fuels joint ventures) shall be deemed to be a “third party” for the purposes of this Section 11.11. Except with the prior written consent of the Company, no Member shall disclose any such information to a third party (other than on a “need to know” basis to any Affiliate (excluding any Subsidiary of GE Vernova Parent that is not subject to the restrictions of Section 10.05) or any employee, agent, representative or contractor of such Member or its Affiliates (each of whom shall agree to maintain the confidentiality of such information)), and each Member shall use reasonable efforts to preserve the confidentiality of such information. The obligations of a Member under this Section 11.11 shall survive the termination of this Agreement or cessation of a Member’s status as a Member for a period of five years. Information exchanged between Members shall be non-confidential unless exchanged pursuant to a separate confidentiality agreement executed between such Members. Notwithstanding the foregoing, a Member shall not be bound by the confidentiality obligations in this Section 11.11 with respect to any information that is currently or becomes: (a) required to be disclosed by such Member pursuant to applicable Laws, including federal or state securities laws, or a domestic national securities exchange rule (but in each case only to the extent of such requirement); (b) required to be disclosed in order to protect such Member’s interest in the Company or enforce such Member’s rights under this Agreement (but in each case only to the extent of such requirement and only after consultation with the other Member); (c) publicly known or available in the absence of any improper or unlawful action on the part of such Member; or (d) known or available to such Member via legitimate means other than through or on behalf of the Company or the other Members. For the avoidance of doubt, the Parties shall also abide by Article 7 of the Intellectual Property Agreement.

SECTION 11.12. Amendments. This Agreement may be amended or waived from time to time by an instrument in writing signed by each Member; provided, however, that no such Member consent shall be required in order to amend this Agreement to effect a name change in accordance with this Agreement.

SECTION 11.13. Absence of Presumption. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by such parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 11.14. Termination of Agreement.

(a)  This Agreement shall automatically terminate upon the earliest to occur of (i) the consummation of a Sale of the Company, (ii) the termination of the Company in accordance with Section 10.02(c), (iii) the mutual agreement of the Members to effect such termination and (iv) the date that GE Vernova and any GE Vernova Affiliate Transferees, as applicable, cease to hold any Class B Interests (each, as applicable, the “Termination Date”); provided that (x) no termination of this Agreement or any provision hereof shall release any Party from any obligation or liability that accrued at or prior to such termination, except, in the case of a termination pursuant to the foregoing clause (iii), as otherwise provided for in such mutual agreement, (y) the provisions of Article IX shall survive any termination of this Agreement with respect to matters existing, arising or occurring prior to such termination and (z) the provisions of Sections 8.01 and 11.11 and this Section 11.14 shall survive any termination of this Agreement.

(b)  Upon the termination of this Agreement for any reason (other than pursuant to Section 11.14(a)(i)):

(i)  Company-Owned IP. In the event that AIRJ (or any AIRJ Affiliate Transferee) is a Member of the Company as of the Termination Date:

(A)  if the GE Match Date has occurred prior to the Termination Date, the Company shall assign to AIRJ and GE Vernova, as joint and equal co-owners without duty of accounting, all Company-Owned IP as of the date of the Termination Date, effective as of immediately prior to the Termination Date; or

(B)  if the GE Match Date has not occurred prior to the Termination Date, the Company shall assign to AIRJ, as sole owner, all Company-Owned IP as of the date of the Termination Date, effective as of immediately prior to the Termination Date; provided that, AIRJ (or its applicable Affiliate) shall grant to GE Vernova a perpetual, non-exclusive, non-transferrable (except for an assignment in whole), non-sublicensable (except to contractors and suppliers solely for the purpose of performing services for or on behalf of GE Vernova or to make products for GE Vernova substantially in accordance with designs provided by GE Vernova) license to the Company-Owned IP solely outside of the Field of Use, solely in the Applicable Regions and any other Licensable Jurisdiction, which shall be made available on a totality of terms that are reasonable, including a royalty to be negotiated in good faith in a reasonable amount that takes into consideration fair compensation to AIRJ for its investment in the Company-Owned IP as well as GE Vernova’s potential to commercialize viable products using such Company-Owned IP; provided that GE Vernova shall have paid to the Company the amount, if any, of all GE IP Demands incurred by the Company as of such date.

(ii)  Background IP. In the event that AIRJ (or any AIRJ Affiliate Transferee) is a Member of the Company as of the Termination Date:

(A)  Except as otherwise provided in the Intellectual Property Agreement, GE Vernova shall grant (or shall cause its applicable Affiliate(s) to grant) to AIRJ a perpetual, worldwide, non-exclusive, non-transferrable (except for an assignment in whole of the GE Vernova Background IP (as defined in the Intellectual Property Agreement) to any purchaser of all or substantially all of AIRJ’s business that is related to the GE Vernova Background IP), non-sublicensable (except to contractors and suppliers solely for the purpose of performing services for or on behalf of AIRJ or to make products for AIRJ substantially in accordance with designs provided by AIRJ), royalty-bearing license to all GE Vernova Background IP solely in the Field of Use; and

(B)  Except as otherwise provided in the Intellectual Property Agreement, AIRJ (or its applicable Affiliate) shall grant to GE Vernova a perpetual, non-exclusive, non-transferrable (except for an assignment in whole of the AIRJ Background IP (as defined in the Intellectual Property Agreement) to any purchaser of all or substantially all of AIRJ’s business that is related to the AIRJ Background IP), non-sublicensable (except to contractors and suppliers solely for the purpose of performing services for or on behalf of GE Vernova or to make products for GE Vernova substantially in accordance with designs provided by GE Vernova), royalty-bearing license to all AIRJ Background IP solely in the Applicable Regions and any other Licensable Jurisdiction, and solely in the field of Carbon Capture and in the field of capture from air of pollutants or contaminants; provided that GE Vernova shall have paid to the Company the amount, if any, of all GE IP Demands incurred by the Company as of such date.

(iii)  The amount of royalties payable pursuant to the preceding clause (ii) shall be as negotiated between AIRJ and GE Vernova, in each case, acting in good faith to determine a commercially reasonable royalty with respect to the license of GE Vernova Background IP and AIRJ Background IP, as applicable.

(iv)  In the event of any Transfer by AIRJ or GE Vernova of its respective Membership Interests pursuant to Section 8.02(a), the assignments and license grants in this Section 11.14(b) shall be made to the AIRJ Affiliate Transferee or GE Vernova Affiliate Transferee, as applicable.

SECTION 11.15. Privileges; Conflicts. Each of the parties hereto acknowledges that (i) GE Vernova and certain of its Affiliates retained Holland & Knight LLP (together with its affiliated entities, “Holland & Knight”) to act as counsel to GE Vernova and such Affiliates in connection with the matters described herein, that Holland & Knight has not acted as counsel for any other Person in connection with the matters described herein and that no other Person has the status of a client of Holland & Knight for conflict of interest or any other purposes in connection with the matters described herein and (ii) AIRJ retained Cravath, Swaine & Moore LLP (“Cravath”) to act as counsel to AIRJ in connection with the matters described herein, that Cravath has not acted as counsel for any other Person in connection with the matters described herein and that no other Person has the status of a client of Cravath for conflict of interest or any other purposes in connection with the matters described herein. Each of the parties hereto further acknowledges that, after the Closing Date, (i) Holland & Knight may act as counsel to the Company and GE Vernova in connection with matters arising out of or related to this Agreement and the business activities of the Company and its Subsidiaries (including matters adverse to AIRJ and its Affiliates and the Company) and that Holland & Knight’s prior representation of GE Vernova and certain of its Affiliates shall not alone be deemed to be or cause a disabling conflict with respect to such representation and (ii) Cravath may act as counsel to Company and AIRJ in connection with matters arising out of or related to this Agreement and the business activities of Company and its Subsidiaries (including matters adverse to GE Vernova and its Affiliates and the Company) and that Cravath’s prior representation of AIRJ in connection with and otherwise related to the Company shall not alone be deemed to be or cause a disabling conflict with respect to such representation. The parties hereto further agree that, as to all communications, whether written or electronic, among Holland & Knight, GE Vernova or any of their respective Affiliates, and all of their files, attorney notes, drafts or other documents, that relate in any way to this Agreement or the transactions that predate the Closing Date and that are protected by the attorney-client privilege, the expectation of client confidence or any other rights to any evidentiary privilege, such protections belong to GE Vernova and may be controlled by GE Vernova and shall not pass to or be claimed by the Company or any of its Affiliates or AIRJ or any of its Affiliates. The parties hereto further agree that, as to all communications, whether written or electronic, among Cravath, AIRJ and the Company, and all of their files, attorney notes, drafts or other documents, that relate in any way to this Agreement or the transactions that predate the Closing Date and that are protected by the attorney-client privilege, the expectation of client confidence or any other rights to any evidentiary privilege, such protections belong to AIRJ and may be controlled by AIRJ and shall not pass to or be claimed by the Company or any of its Affiliates or GE Vernova or any of its Affiliates. The parties hereto shall take, and shall cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 11.15. The parties hereto further agree that Holland & Knight, Cravath and each of their respective partners and employees are third-party beneficiaries of this Section 11.15.

SECTION 11.16. Public Announcements. Neither party shall, and each party shall cause its Affiliates not to, issue any press release or other public announcement or make any public statement concerning the Transactions (as such term is defined in the Framework Agreement) without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Laws, Order or any Governmental Entity, in which case the party required to make the disclosure shall allow the other party reasonable time (not less than 24 hours) to comment thereon in advance of such issuance and the disclosing party shall consider in good faith any reasonable comments provided by the other party.

SECTION 11.17. Certain Additional Matters. Notwithstanding anything to the contrary set forth in this Agreement, for purposes of Section 11 of the Intellectual Property Agreement, each of the GE Indirect Closing Date Capital Contribution and the GE First Post-Closing Capital Contribution shall be deemed to be a capital contribution of GE Vernova (and, for the avoidance of doubt, not of AIRJ). For clarity, references to the “JV Agreement” in the Intellectual Property Agreement are to the A&R LLC Agreement as it may be amended from time to time in accordance with its terms, including as set forth in this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first stated above.

AIRJOULE TECHNOLOGIES LLC

By:	/s/ Matthew B. Jore
	Name:	Matthew B. Jore
	Title:	Chief Executive Officer

GE VERNOVA VENTURES LLC

By:	/s/ Robert Duffy
	Name:	Robert Duffy
	Title:	President

AIRJOULE, LLC

By:	/s/ Bryan Barton
	Name:	Bryan Barton
	Title:	President

[Signature Page to Second Amended and Restated Limited Liability Company Agreement of AirJoule, LLC]

SCHEDULE A

Members, Percentage Interests and Initial Capital Account

Member	Percentage Interest	Initial Capital Account (as of A&R LLC Agreement)
AirJoule Technologies LLC 34361 Innovation Drive Ronan, MT 59864 e-mail: matt.jore@airjouletech.com Attention: Matt Jore	50%	$10,000,000
GE Vernova Ventures LLC 58 Charles St. Cambridge, MA 02141 e-mail: limor.spector@ge.com Attention: Limor Spector	50%	$100

SCHEDULE B

Initial Board of Managers

GE Managers

Limor Spector

Keith Longtin

AIRJ Managers

Patrick Eilers

Matt Jore

SCHEDULE C

Initial Officers

Bryan Barton (President)

EXHIBIT 1

GE Vernova Competitors

●	Siemens Aktiengesellschaft

●	Siemens Energy AG

●	Mitsubishi Heavy Industries

●	Mitsubishi Power, Ltd.

●	Mitsubishi Electric Corporation

●	Caterpillar Inc.

●	Cummins, Inc.

●	John Wood Group PLC

●	Wartsila Corp.

●	Woodward, Inc.

●	Chromalloy Gas Turbine Corporation

●	Ansaldo STS

●	Ansaldo Energia S.p.A.

●	Hitachi Energy Ltd.

●	Harbin Electric Co. Ltd.

●	DongFang Electric Co., Ltd

●	Shanghai Electric Group Co., Ltd

●	United Technologies Corporation

●	Rolls-Royce Holdings plc

●	Power Systems Mfg., LLC

●	Emerson Electric Co.

●	NAES Corporation

●	Rockwell Automation Inc.

●	Schneider Electric SE

●	ABB Ltd.

●	Toshiba Corp.

●	Sulzer AG

●	Doosan Corporation

●	EthosEnergy

●	Westinghouse Electric Corporation

●	Framatome

●	NuScale Power, LLC

●	Holtec International

●	X Energy, LLC

●	Andritz AG

●	Voith Group

●	Vestas Wind Systems A/S

●	Siemens Gamesa Renewable Energy S.A.

●	Nordex SE

●	Enercon GmbH

●	Goldwind Science & Technology Co., Ltd

●	Envision Energy

●	MingYang Smart Energy Group, Ltd

●	Zhejiang Windey Co., Ltd

●	China Shipbuilding Industry Corporation (CSIC)

●	Schweitzer Engineering Laboratories, Inc.

●	Hyosung Heavy Industries Corporation

●	Nidec Corporation

●	TMEIC

●	Wolong Electric Group Co., Ltd.

●	Kongsberg Gruppen

●	AspenTech, Inc./OSI Inc.

●	Schneider Electric SE/AVEVA Group plc

●	Oracle Corporation

●	ESRI Inc.

●	Power Electronics

●	SMA Solar Technology AG

●	Sungrow Power Supply Co., Ltd.

●	Tesla Motors, Inc.

●	Powin Energy Corp.

●	Fluence Energy Inc.

●	Contemporary Amperex Technology Co., Ltd. (CATL)

EXHIBIT 2

Notwithstanding the provisions of Section 10.05, and without implicitly agreeing that the following activities would be subject to the provisions of Section 10.05, nothing in this Agreement shall (A) preclude, prohibit or restrict GE Vernova or any of its Affiliates from engaging in any manner in any (i) Financial Services Business, (ii) De Minimis Business, (iii) Additive Activities, (iv) IIOT Enabling Activities, (v) Control Systems Activities, (vi) Existing Trademark License, (vii) business activity that would otherwise violate Section 10.05 that is acquired from any Person (an “After-Acquired Business”) or is carried on by any Person that is acquired by or combined with GE Vernova or any of its Affiliates in each case after the Closing Date (a “GEV After-Acquired Company”); provided that with respect to clause (vii), so long as within 16 months after the consummation of the After-Acquired Business or the GEV After-Acquired Company, GE Vernova or such Subsidiary signs a definitive agreement to dispose, and subsequently disposes of, the relevant portion of the business or securities of the Acquired Business or the Acquired Company or at the expiration of such 16-month period the business of the After-Acquired Business or the After-Acquired Company complies with this Exhibit 2; (viii) research and development activities, including research and development activities for Governmental Entities; (ix) selling, leasing or renting or manufacturing on behalf of third parties AirJoule and Air2Water Technologies in the Applicable Regions for use outside of the Applicable Regions; or (x) for climate control, HVAC, cooling, or dehumidification within a wind turbine, including a wind turbine nacelle or other parts or structure of a wind turbine, that is manufactured, sold, or distributed by GE Vernova or its wholly owned Subsidiaries, in the case of this clause (x), solely to the extent that any such activity that would otherwise violate Section 10.05 is incidental to GE Vernova’s wind turbine business (i.e., it is part of or embedded in commercializing wind turbines and not primarily directed at the commercialization of Air2Water Technology); (B) preclude, prohibit or restrict AIRJ or any of its Affiliates from engaging in any manner in any (i) De Minimis Business or (ii) business activity that would otherwise violate Section 10.05 that is an After-Acquired Business or is carried on by any Person that is acquired by or combined with AIRJ or any of its Affiliates in each case after the Closing Date (an “AIRJ After-Acquired Company”); provided, that with respect to clause (ii), so long as within 16 months after the consummation of the Acquired Business or the AIRJ After-Acquired Company, AIRJ or such Affiliate signs a definitive agreement to dispose, and subsequently disposes of, the relevant portion of the business or securities of the After-Acquired Business or the AIRJ After-Acquired Company or at the expiration of such 16-month period the business of the After-Acquired Business or the After-Acquired Company complies with this Exhibit 2; or (C) preclude, prohibit or restrict GE Vernova or any of its Affiliates from selling, leasing, renting, manufacturing, assembling and providing after-sales servicing of, including maintenance services of, AirJoule and Air2Water Technologies solely for Carbon Capture or use in conjunction with Carbon Capture. Nothing contained in this Exhibit 2 shall be construed as conferring any rights (including license rights) by implication, estoppel or otherwise, other than as expressly granted in this Agreement, and each Party expressly reserves all other rights.

Section 10.05 shall cease to be applicable to any Person at such time as it is no longer an Subsidiary of GE Vernova Parent and shall not apply to any Person that purchases assets, operations or a business from GE Vernova Parent or its Subsidiary if such Person is not a Subsidiary of GE Vernova Parent after such transaction is consummated. Notwithstanding anything to the contrary set forth herein, Section 10.05 shall not apply to (a) GE Vernova’s GE-Hitachi Nuclear Services or Global Nuclear Fuels joint ventures; provided that GE Vernova shall not, and shall cause its Affiliates (other than such joint ventures) not to, directly or indirectly, (i) take any action in violation of Section 10.05, or (ii) induce, solicit, procure, or otherwise encourage any Person, including such joint ventures, to take such action, and (b) any Subsidiary of GE Vernova Parent in which a Person who is not an Affiliate of GE Vernova holds equity interests as of the Closing Date and with respect to whom GE Vernova or an Affiliate of GE Vernova, as applicable, has existing contractual or legal obligations precluding, prohibiting, restricting or limiting GE Vernova’s ability to impose on the subject Subsidiary a non-competition obligation such as that in Section 10.05.

For purposes of this Exhibit 2 only, the following terms have the meanings ascribed to them below:

“Additive Activities” means offering for sale, lease or distribution or otherwise providing, either directly or indirectly, to any Person regardless of end user or end segment, materials, machines, processes, practices, consulting and related software and data or designs that can be used in Additive Manufacturing of products, or any products of Additive Manufacturing themselves.

“Additive Manufacturing” means the process of joining materials to make objects from 3D model data, usually layer upon layer, as opposed to subtractive manufacturing methodologies.

“After-Acquired Company” means either a GEV After-Acquired Company or an AIRJ After-Acquired Company.

“Capital Markets Activity” means any activity undertaken in connection with efforts by any Person to raise for or on behalf of any Person capital from any public or private source.

“Control Systems Activities” means any activity relating to programmable logic controllers, distributed control systems or computerized numerical controls (including system components such as field agents (hardware and software that serves as a secure bi-directional data conduit between the “Edge” controller and a database), process instrumentation, analytical devices, control valves, actuation and motion) integrating sensors and controls either across enterprises or localized on equipment, in each case, providing automation of manufacturing enterprises and processes, including hardware and software optimization and supervisory control and data acquisition and analysis.

“Corporate Treasury Activities” means any activities undertaken by the Treasury Function of GE Vernova or any of its Subsidiaries, including obtaining or arranging debt issuance and other external or intercompany funding transactions (including equity transactions and raising, for or on behalf of any Person, capital from any public or private source), providing for or arranging cash management activities, investing excess cash, effecting hedging or derivative transactions, providing or arranging for credit support and related services (including advice), in each case primarily for the benefit of GE Vernova or its Subsidiaries and its respective non-consolidated joint ventures, and providing factoring, syndication and securitization of receivables and financing of trade payables for GE Vernova or its Affiliates, third parties, and suppliers to GE Vernova and its Affiliates and third parties, as well as joint ventures in which any of the foregoing have minority interests, and under transitional services arrangements entered into in connection with the sale or other disposition by GE Vernova or its Affiliates of entities (or businesses) that were Affiliates (or owned by Affiliates) of GE Vernova prior to such sale or other disposition.

“Default Recovery Activities” means the exercise of any rights or remedies in connection with any Capital Markets Activity, Corporate Treasury Activities, Financing, Insurance Activities, Leasing, Other Financial Services or Securities Activity (whether such rights or remedies arise under any agreement relating to such activity, under applicable Law or otherwise) including any foreclosure, realization or repossession or ownership of any collateral, business assets or other security for any Financing (including the equity in any entity or business), Insurance or Other Financial Services Activity or any property subject to Leasing.

“De Minimis Business” means, with regard to any Member, (a) any minority equity investment by such Member or any of its Subsidiaries in any Person (i) in which such Member and its Subsidiaries collectively hold not more than 25% of the outstanding voting securities or similar equity interests, to the extent such equity interests do not give such Member and its Subsidiaries the right to designate a majority, or such higher amount constituting a Controlling number, of the members of the board of directors (or similar governing body) of such entity, or (ii) in which the amount invested by such Member and its Subsidiaries collectively is less than $10 million, and (b) any business activity that would otherwise violate Section 10.05(a) that is carried on by an After-Acquired Business or an After-Acquired Company, but only if, at the time of such acquisition, the revenues derived from the After-Acquired Business or After-Acquired Company constitute less than 20% of the gross revenues of such After-Acquired Business or After-Acquired Company for the most recently completed fiscal year preceding such acquisition.

“Existing Trademark License” means the exclusive license of the trademarks of General Electric Company that use or contain “GE” (in block letters or otherwise), the GE monogram, “General Electric Company” or “General Electric” to Haier for residential and commercial air conditioners (excluding HVACs) for non-industrial use; dehumidifiers; and Whole Home Ducted HVAC products and systems, including parts, accessories, components and services for such products and systems, for use in residential and commercial applications.

“IIOT Enabling Activities” means any activity, asset, device, software or service, including the offering for sale, distribution, use or provision of such activities, devices, assets, software or services, which connect, sense, measure, coordinate, manage, test, control, automate or communicate between or among industrial assets or which store, process, analyze, manage, secure or transfer industrial data including for data acquisition, data analysis or data exchange among assets or processors and including local, distributed, networked or cloud-based supervisory data acquisition and control systems, human-machine interface systems, system optimization techniques, condition monitoring, predictive maintenance, asset performance management systems, asset monitoring systems, operational optimization systems, operational security systems, and communication techniques and algorithms in connection with such assets, data and activities.

“Financial Services Business” means any activities undertaken principally in connection with or in furtherance of (i) any Capital Markets Activity, (ii) Corporate Treasury Activities, (iii) Financing, (iv) Leasing, (v) Default Recovery Activities, (vi) Other Financial Services Activities, (vii) any Securities Activity or (viii) Insurance Activities. Financial Services Business also includes any investment or ownership interest in a Person through an employee benefit or pension plan.

“Financing” means the making, entering into, purchase of, or participation in (including syndication or servicing activities) (i) secured or unsecured loans, conditional sales agreements, debt instruments or transactions of a similar nature or for similar purposes, (ii) non-voting preferred equity investments, and (iii) investments as a limited partner in a partnership or as a member of a limited liability company in which another Person who is not an Affiliate is a management member. For the avoidance of doubt, “Financing” includes any financing, documented in the form of loans or leases or otherwise, with respect to any products, parts or equipment manufactured, assembled or sold (in each case, in whole or in part) by GE Vernova or any of its Affiliates or any intellectual property or software related thereto or any services provided in respect of any of the foregoing.

“Insurance Activities” means any insurance activity involving the sale of any product or service determined to constitute insurance, assurance or reinsurance by the Laws in effect in any jurisdiction in which the restriction set forth in Section 10.05(a) applies, the conduct of any insurance brokerage activities or services or the provision of insurance advisory services, business processes or software.

“Leasing” means the rental, leasing, or financing under operating leases, finance leases or hire purchase or rental agreements, of property, whether real, personal, tangible or intangible.

“Other Financial Services Activities” means the offering, sale, distribution or provision, directly or through any distribution system or channel, of any financial products, financial services, asset management services, including investments on behalf of GE Vernova’s financial services affiliates for financial investment purposes, investments in energy infrastructure project development, investments for the benefit of third party and client accounts, credit card products or services, vendor financing and trade payables services, back-office billing, processing, collection and administrative services or products or services related or ancillary to any of the foregoing.

“Securities Activity” means any activity, function or service (without regard to where such activity function or service actually occurs) which, if undertaken or performed (i) in the United States would be subject to the United States federal securities Laws or the securities Laws of any state of the United States or (ii) outside of the United States would be subject to any Law in any such jurisdiction governing, regulating or pertaining to the sale, distribution or underwriting of securities or the provision of investment management, financial advisory or similar services.

“Treasury Function” means the treasury unit of GE Vernova or any of its Subsidiaries including any personnel under the direct or indirect management of the treasurer of such unit, and such unit’s agents or representatives, or any other unit of GE Vernova or any of its Subsidiaries performing a similar treasury function for any other part of GE Vernova or its Subsidiaries, or its agents or representatives.